Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

API TECHNOLOGIES CORP.,

VARIOUS LENDERS,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT

Dated as of June 1, 2011

MORGAN STANLEY SENIOR FUNDING, INC.,

as LEAD ARRANGER and SOLE BOOK-RUNNER

Page ii

6.11.	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	53
6.12.	Financial Statements; Pro Forma Balance Sheet; Projections	55
6.13.	Solvency Certificate; Insurance Certificates, etc.	55
6.14.	Fees, etc.	55
6.15.	Patriot Act	55

SECTION 7.	Conditions Precedent to All Credit Events	56

7.01.	No Default; Representations and Warranties	56
7.02.	Notice of Borrowing	56

SECTION 8.	Representations, Warranties and Agreements	56

8.01.	Organization; Powers	56
8.02.	Authorization; Enforceability	56
8.03.	No Violation	57
8.04.	Approvals	57
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	57
8.06.	Litigation	58
8.07.	True and Complete Disclosure	58
8.08.	Use of Proceeds; Margin Regulations	59
8.09.	Tax Returns and Payments	59
8.10.	Compliance with ERISA	59
8.11.	Security Documents	60
8.12.	Properties	61
8.13.	Subsidiaries	61
8.14.	Compliance with Statutes, etc.	62
8.15.	Investment Company Act	62
8.16.	Insurance	62
8.17.	Environmental Matters	62
8.18.	Employment and Labor Relations	62
8.19.	Intellectual Property, etc.	63
8.20.	Indebtedness	63
8.21.	Representations and Warranties in Acquisition Agreement	63
8.22.	Foreign Assets Control Regulations, Etc.	63

SECTION 9.	Affirmative Covenants	64

9.01.	Information Covenants	64
9.02.	Books, Records and Inspections; Annual Meetings	67
9.03.	Maintenance of Property; Insurance	67
9.04.	Existence; Franchises	68
9.05.	Compliance with Statutes, etc.	68
9.06.	Compliance with Environmental Laws	68
9.07.	ERISA	69
9.08.	End of Fiscal Years; Fiscal Quarters	69
9.09.	Performance of Obligations	69
9.10.	Payment of Taxes	70
9.11.	Use of Proceeds	70
9.12.	Additional Security; Further Assurances; etc.	70
9.13.	Interest Rate Protection	72
9.14.	Ratings	72

Page iii

SECTION 10.	Negative Covenants	72

10.01.	Liens	72
10.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	75
10.03.	Dividends	78
10.04.	Indebtedness	78
10.05.	Advances, Investments and Loans	81
10.06.	Transactions with Affiliates	83
10.07.	Capital Expenditures	84
10.08.	Interest Coverage Ratio	85
10.09.	Total Leverage Ratio	85
10.10.	Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	86
10.11.	Limitation on Certain Restrictions on Subsidiaries	86
10.12.	Limitation on Issuance of Equity Interests	87
10.13.	Business; etc.	87
10.14.	Limitation on Creation of Subsidiaries	88
10.15.	Negative Pledges	88
10.16.	Registered Pension Plans	89

SECTION 11.	Events of Default	89

11.01.	Payments	89
11.02.	Representations, etc.	89
11.03.	Covenants	89
11.04.	Default Under Other Agreements	90
11.05.	Bankruptcy, etc.	90
11.06.	ERISA	90
11.07.	Security Documents	91
11.08.	Guaranties	91
11.09.	Judgments	91
11.10.	Invalidity of Credit Documents	91
11.11.	Change of Control	91
11.12.	Borrower’s Right to Cure	92

SECTION 12.	The Administrative Agent	92

12.01.	Appointment	92
12.02.	Nature of Duties	93
12.03.	Lack of Reliance on the Administrative Agent	94
12.04.	Certain Rights of the Administrative Agent	94
12.05.	Reliance	94
12.06.	Indemnification	94
12.07.	The Administrative Agent in its Individual Capacity	95
12.08.	Holders	95
12.09.	Resignation by the Administrative Agent	95
12.10.	Collateral Matters	96
12.11.	Delivery of Information	96

SECTION 13.	Miscellaneous	97

13.01.	Payment of Expenses, etc.	97
13.02.	Right of Setoff	98

Page iv

13.03.	Notices	98
13.04.	Benefit of Agreement; Assignments; Participations	99
13.05.	No Waiver; Remedies Cumulative	102
13.06.	Payments Pro Rata	102
13.07.	Calculations; Computations	103
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	103
13.09.	Counterparts	104
13.10.	Effectiveness	104
13.11.	Headings Descriptive	105
13.12.	Amendment or Waiver; etc.	105
13.13.	Survival	107
13.14.	Domicile of Loans	107
13.15.	Register	108
13.16.	Confidentiality	108
13.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owned by, Persons Not Organized in the United States.	109
13.18.	Patriot Act	109
13.19.	Interest Rate Limitation	110
13.20.	Integration	110
13.21.	Severability	110

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(b)	Lender Addresses
SCHEDULE 2.14	Reverse Dutch Auction Procedures

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT C	Form of Section 5.04(b)(ii) Certificate
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F-1	Form of U.S. Guaranty and Collateral Agreement
EXHIBIT F-2	Form of Canadian Guaranty and Collateral Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note

CREDIT AGREEMENT, dated as of June 1, 2011, among API Technologies Corp., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual” shall have the meaning provided in the definition of “Adjusted Consolidated Net Income”.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Subsidiary of the Borrower.

“Acquisition” shall mean the Borrower’s indirect acquisition of 100% of the outstanding capital stock of Target, pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger dated as of March 28, 2011 by and among the Borrower, Erie Merger Corp. and the Target.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Security Documents” shall have the meaning provided in Section 9.12(b).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus (i) the sum of (A) the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and (B) the amount of all net non-cash losses which were included in arriving at Consolidated Net Income for such period (but in the case of clauses (A) and (B), excluding (x) any such non-cash charges representing an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”), provided, however, to the extent at the time any Future Cash Payment is made, an amount equal to such Future Cash Payment (to the extent deducted in determining Consolidated Net Income for such period) plus the amount by which such Future Cash Payment is less than the Accrual related thereto shall be added back to Adjusted Consolidated Net Income for the period in which such Future Cash Payment is made and (y) excluding amortization of a prepaid cash item that was paid in a prior period) less (ii) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period (but excluding any non-cash credit to the extent representing the reversal of an Accrual described in the parenthetical in clause (i) above).

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time. For purposes of calculating Adjusted Consolidated Working Capital for any period in which a Permitted Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Acquired Entity or Business (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition is consummated shall be added to Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period.

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agent-Related Person” shall have the meaning set forth in Schedule 2.14.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (excluding payments of fees and costs and expenses in connection therewith, but including all contingent cash purchase price, earn-out, non-compete and other similar obligations of the Borrower and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower)), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04 and (iii) the fair market value of all other consideration (other than Borrower Common Stock) payable in connection with such Permitted Acquisition.

“Aggregate Exposure” shall mean, at any time, the sum of the aggregate principal amount of all Revolving Loans then outstanding.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Payment Date, 50%; provided that so long as no Default or Event of Default is then in existence, if on the last day of the relevant Excess Cash Payment Period, the Total Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 9.01(e)) is (i)(a) less than 2.50:1.00 and (b) greater than or equal to 1.50:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) less than 1.50:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Term Loans maintained as (A) Base Rate Loans, 5.00% and (B) LIBOR Loans, 6.00%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, 5.00% and (B) LIBOR Loans, 6.00%; and (iii) in the case of any Type of Revolving Loan pursuant to an Incremental RL Commitment Agreement of a given Tranche, that percentage per annum set forth in, or calculated in accordance with, Section 2.15 and the relevant Incremental RL Commitment Agreement.

“Applicable Threshold Price” shall have the meaning set forth in Schedule 2.14.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or any Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (a) sales of assets pursuant to Sections 10.02(ii), (v), (vi), (vii), (ix), (x), (xii), (xiv), (xv), (xx) and (xxi), and (b) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $500,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

“Auction” shall have the meaning set forth in Section 2.14(a).

“Auction Amount” has the meaning set forth in Schedule 2.14.

“Auction Assignment and Assumption” has the meaning set forth in Schedule 2.14.

“Auction Manager” shall have the meaning set forth in Section 2.14(a).

“Auction Notice” has the meaning set forth in Schedule 2.14.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii)  1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (iv) 2.50% per annum. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y)

if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean (i) each Term Loan and (ii) each Revolving Loan designated or deemed designated as such by the Borrower of such Loan at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning set forth in the preamble of this Agreement.

“Borrower Common Stock” shall mean the authorized common stock of the Borrower.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche by the Borrower from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(a) for the Fiscal Quarter ending nearest to August 31, 2011, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower ended nearest to May 31, 2011 (taken as one accounting period), with Consolidated EBITDA, Consolidated Cash Interest Expense (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period”.

“Canadian GCA Collateral” shall mean all “Collateral” as defined in the Canadian Guaranty and Collateral Agreement.

“Canadian Guaranty” shall mean the guaranty of the Canadian Subsidiary Guarantors pursuant to Article II of the Canadian Guaranty and Collateral Agreement.

“Canadian Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.10.

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in Canada or any Province or territory thereof.

“Canadian Subsidiary Guarantors” shall mean each Wholly-Owned Canadian Subsidiary of the Borrower that is party to the Canadian Guaranty and Collateral Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Canadian Guaranty and Collateral Agreement in accordance with the terms and provisions thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person; provided that for the avoidance of doubt, capitalized technology costs shall constitute Capital Expenditures.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of both (A) more than 35%, on a fully diluted basis, of the outstanding shares of Borrower Common Stock and (B) a greater number of shares, on a fully diluted basis, of Borrower Common Stock than the Permitted Holders, or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date Material Adverse Effect” shall mean any event, occurrence, condition, circumstance, development, state of facts, change or effect (each, an “Effect”) that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to, or has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, assets, properties, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, or (y) the Target’s ability to timely consummate the Merger (as defined in the Acquisition Agreement); provided, that with respect to clause (x) above, “Closing Date Material Adverse Effect” shall not include any Effect to the extent arising or resulting from (i) any change, in and of itself, in the market price or trading volume of the Company Common Stock (as defined in the Acquisition Agreement) (but not, in each case, the underlying cause of such change); (ii) any failure, in and of itself, by the Target to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (but not, in each case, the underlying cause of such failure); (iii) any change in federal, state, non-U.S. or local Law (as defined in the Acquisition Agreement), regulations, policies or procedures, or interpretations thereof; (iv) any change in GAAP (as defined in the Acquisition Agreement) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Target and its subsidiaries operate; (v) changes generally affecting the industries in which the Target and its subsidiaries operate; (vi) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy; (vii) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration of war by the United States Congress or any hurricane, earthquake or other natural disaster; (viii) any litigation brought by any Shareholder (as defined in the Acquisition Agreement) arising from allegations of a breach of fiduciary duty or similar obligations in connection with the transactions contemplated by the Acquisition Agreement; or (ix) the announcement or pendency of the Acquisition Agreement or any action expressly required to be taken in compliance with the Acquisition Agreement or otherwise with the written consent of the Parent (as defined in the Acquisition Agreement), except to the extent that such Effects relate to or arise in connection with the matters described in (A) clauses (iii) and (v) above disproportionately affect the electronic components and systems manufacturing industry as compared to other companies that conduct business in the electronics or manufacturing industries and (B) clauses (iv), (vi) and (vii) above disproportionately affect the Target and its subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Target and its subsidiaries conduct business.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all U.S. GCA Collateral, all Canadian GCA Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc. acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Cash Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period that are considered interest expense in accordance with GAAP), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period in accordance with GAAP, plus (iii) without duplication, net costs under Interest Rate Protection Agreements of the Borrower and its Subsidiaries to the extent that such net costs are allocable to such period in accordance with GAAP, minus (iv) all interest payments received under outstanding Interest Rate Protection Agreements of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP. Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Cash Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Cash Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein. For purposes of determining compliance with Section 10.08 for any Test Period that includes a Cure Quarter, the aggregate principal amount of the Loans repaid pursuant to Section 5.02(c)(i) with the proceeds of the exercise of a Cure Right during such Cure Quarter shall be deemed to be outstanding during such Test Period and any cash interest expense of the Borrower and its Subsidiaries for such Test Period in respect of such “outstanding” Loans shall be included as “Consolidated Cash Interest Expense” during such Test Period (as if such “outstanding” Loans bore interest at the average rate actually applicable to the Loans actually outstanding during such Test Period).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provisions for taxes based on income, profits or capital (including federal, foreign, state, franchise, excise, withholding and similar taxes) for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its

Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including the Fiscal Quarter of the Borrower ended May 31, 2012, the amount of all fees and expenses incurred in connection with the Transaction during such period, (v) the amount of all fees and expenses incurred in connection with any proposed or actual Permitted Acquisition, any proposed or actual issuance of debt or equity, any proposed or actual asset disposition or Investment permitted hereunder, or any proposed or actual amendment, modification or refinancing of any Indebtedness, in each case, during such period, (vi) the amount of all other non-cash charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period, including, without limitation any non-cash charges for (a) goodwill write-offs and write-downs, (b) employee compensation plans, (c) purchase accounting adjustments, including, without limitation, a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules and (d) any extraordinary, unusual or nonrecurring losses, (vii) cash restructuring charges (including severance) or reserves and business optimization expenses incurred during such period, including any restructuring costs and integration costs incurred in connection with the Transaction, or Permitted Acquisitions after the Initial Borrowing Date or any other costs incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this clause (vii) and preceding clause (v) for any period of four consecutive Fiscal Quarters shall not exceed an amount equal to 7.5% of Consolidated EBITDA for such period of four consecutive Fiscal Quarters (determined on a Pro Forma Basis during such period but before giving effect to any increase thereto pursuant to this clause (vii), preceding clause (iv) or the pro forma adjustments made pursuant to clause (iii) of the definition of Pro Forma Basis), so long as all such expenses, charges or reserves are incurred within 12 months of the date of the Permitted Acquisition (if applicable) to which such expenses, charges or reserves relate, (viii) expenses incurred or payments made during such period to the extent covered by contractual indemnification, reimbursement or refunding provisions in favor of the Borrower or any of its Subsidiaries in connection with the Transaction or any Permitted Acquisition, and to the extent actually paid, reimbursed, credited or refunded in cash during such period by a third party other than the Borrower or any Subsidiary, (ix) Insurance Loss Addbacks, (x) fees, costs and expenses paid in cash in connection with the repayment or prepayment of the Loans or any other Indebtedness, including the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, and (xi) any foreign currency translation or transaction losses (including losses related to currency remeasurement of Indebtedness), and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding subclause (A)(vi) in a previous period and (ii) Insurance Loss Deductions. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with such proviso. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated EBITDA for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum (without duplication) of (i) the aggregate principal amount of all outstanding Loans, (ii) the aggregate outstanding amount of all Capitalized Lease Obligations, (iii) the aggregate principal amount of all other obligations for borrowed money, determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, (iv) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii), and (v) for purposes of determining compliance with Section 10.09 for any Test Period that includes a Cure Quarter, the aggregate principal amount of the Loans repaid pursuant to Section 5.02(c) with the proceeds of the exercise of a Cure Right during such Cure Quarter.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the U.S. Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document and each Incremental RL Commitment Agreement.

“Credit Event” shall mean the making of any Loan.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cure Right” shall have the meaning provided in Section 11.12.

“Cure Quarter” shall have the meaning provided in Section 11.12.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Defaulting RL Lender” shall mean any RL Lender with respect to which a Lender Default is in effect.

“Disclosure Letter” shall mean the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time by the Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Discount Range” shall have the meaning set forth in Schedule 2.14

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Acquisition Documents, and (iii) the Refinancing Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“DSS” shall mean the Defense Security Service of the United States Department of Defense.

“Effect” shall have the meaning provided in the definition of “Closing Date Material Adverse Effect”.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries and Affiliates.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, provincial, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) the Borrower, any of its Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, capital contributions, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness and (3) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Repayment pursuant to Section 5.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all (A) Permitted Acquisitions or (B) other Investments permitted by Sections 10.05(v), (xiii), (xvi) and (xix), in each case, consummated by the Borrower and its Subsidiaries during such period or payable within 100 days of the end of such period in respect of Permitted Acquisitions or other Investments consummated or initiated during such period (to the extent such amounts were not deducted in calculating Excess Cash Flow in any prior period and will not be deducted in calculating Excess Cash Flow in any subsequent period (other than any such payments to the extent financed with equity proceeds, capital contributions, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)), (v) the aggregate amount of any Dividends paid by the Borrower during such period pursuant to Section 10.03, to the extent such Dividends were financed with internally generated funds of the Borrower, and (vi) to the extent included in determining Adjusted Consolidated Net Income for such period, (A) cash payments made during such period in respect of earn-out obligations (to the extent such amounts were not deducted in calculating Excess Cash Flow in any prior period and will not be deducted in calculating Excess Cash Flow in any subsequent period) on account of Permitted Acquisitions consummated in a prior period and (B) any premium paid in cash during such period by the Borrower and its Subsidiaries in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.

“Excess Cash Payment Date” shall mean the date occurring 100 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending November 30, 2011).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from the Effective Date to the last day of the Borrower’s Fiscal Quarter ending closest to November 30, 2011 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of the Borrower.

“Excluded Information” shall have the meaning provided in Section 2.14(d).

“Executive Order” shall have the meaning provided in Section 8.22.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” shall have the meaning provided in Section 6.07.

“Expiration Time” shall have the meaning set forth in Schedule 2.14.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date, and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Covenants” shall mean the covenants set forth in Sections 10.08 and 10.09.

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on December 1 of such Fiscal Year and ending on February 28 or 29, as applicable, of such Fiscal Year, (ii) the fiscal period commencing on March 1 of such Fiscal Year and ending on May 31 of such Fiscal Year, (iii) the fiscal period commencing on June 1 of such Fiscal Year and ending on August 31 of such Fiscal Year and (iv) the fiscal period commencing on September 1 of such Fiscal Year and ending on November 30 of such Fiscal Year.

“Fiscal Year” shall mean (x) the fiscal year of the Borrower and its Subsidiaries ending on May 31, 2011, (y) the fiscal year of the Borrower and its Subsidiaries ending on November 30, 2011 (which fiscal year shall be a period of six months) and (z) each succeeding fiscal year ending November 30, thereafter.

“Foreign Assets Control Regulations” shall have the meaning provided in Section 8.22.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“Future Cash Payments” shall have the meaning provided in the definition of “Adjusted Consolidated Net Income”.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 5.02, 10, and the definition of “Permitted Acquisitions”, including defined terms as used therein, and for all purposes of determining the Total Leverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Guaranty” shall mean each of the U.S. Guaranty and the Canadian Guaranty.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Immaterial Subsidiary” shall mean, as of the date of determination thereof, each direct or indirect Subsidiary of the Borrower designated by the Borrower as an Immaterial Subsidiary and that has total assets (including Equity Interests in other Subsidiaries) less than or equal to 2.5% of Total

Assets (calculated as of the most recent fiscal period with respect to which the Administrative Agent shall have received financial statements required to be delivered pursuant to Section 9.01); provided that, in no event, shall the total assets of all Immaterial Subsidiaries, in the aggregate, exceed 5.0% of Total Assets at any time.

“Incremental RL Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.01(b) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental RL Commitment Agreement” shall have the meaning set forth in Section 2.15(b).

“Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental RL Lender” shall have the meaning specified in Section 2.15(b).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person with respect to Indebtedness described in clauses (i) through (iv) and (vii) of this definition, (vi) all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement and (vii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Individual Exposure” of any Lender shall mean, at any time, the sum of the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding.

“Information” shall have the meaning provided in Section 13.16(a).

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Insurance Loss Addback” shall mean, with respect to any period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by a Credit Party in a subsequent period and within one year of the date of the underlying loss.

“Insurance Loss Deduction” shall mean, with respect to any period, the amount of any Insurance Loss Addback included in determining Consolidated EBITDA for a prior period in the event that either (a) any insurance or indemnity recovery related to such Insurance Loss Addback is actually and finally denied by the applicable insurer or indemnifying party during such period, or (b) one year has elapsed from the date of the underlying loss without the receipt of an actual insurance or indemnity recovery.

“Intercompany Loans” shall have the meaning provided in Section 10.05(vii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period; provided that for purposes of any calculation of the Interest Expense Coverage Ratio pursuant to the definition of “Permitted Acquisitions” only, (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Cash Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Lead Arranger” shall mean MSSF, in its capacity as Lead Arranger and sole Book-Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under 2.01(a) or (b) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii).

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of (i) (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (ii) 1.50%.

“LIBOR Loan” shall mean each Loan designated as such by the Borrower of such Loan at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan and each Revolving Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 13.19.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000 and (ii) for Revolving Loans, $500,000.

“MNPI” shall mean material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, charge, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, deed of immovable hypothec, leasehold deed to secure debt, debenture or similar security instrument customarily used to grant security interests in real property in the jurisdiction in which the applicable Mortgaged Property is located.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which any Credit Party has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 5.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of (i) reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event and (ii) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the event occurs as a result of such event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note and each Revolving Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any obligation under a Synthetic Lease or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than with respect to operating leases).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquired Debt” shall have the meaning provided in Section 10.04(vii).

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition by the Borrower or any Subsidiary of the Borrower of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the capital stock of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, provided that (in each case):

(i) the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable requirements of law in all material respects;

(iii) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business or substantially related or complementary to such business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Effective Date;

(iv) if the Aggregate Consideration exceeds $5,000,000, at least ten Business Days prior to the proposed date of consummation of the acquisition, the Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying that (A) such acquisition complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such acquisition would not reasonably be expected to result in a Material Adverse Effect;

(v) except in the case of an acquisition for which the Aggregate Consideration does not exceed $10,000,000, subject to confidentiality arrangements, the Borrower shall have delivered to Administrative Agent any information reasonably requested by Administrative Agent (but only to the extent consistent with confidentiality obligations of the Borrower);

(vi) no Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect to such acquisition;

(vii) either (x) the Aggregate Consideration for any such Permitted Acquisition shall not exceed the amount by which after giving effect thereto would result in the Borrower being in compliance on a Pro Forma Basis with the Financial Covenants and a Total Leverage Ratio that is at least 0.50 less than the Total Leverage Ratio permitted under Section 10.09 for the Fiscal Quarter in which such Permitted Acquisition is consummated or (y) the Aggregate Consideration for such Permitted Acquisition, together with the Aggregate Consideration for any other Permitted Acquisitions consummated utilizing this clause (y), shall not exceed $30,000,000 (and an additional $10,000,000 solely with respect to earn-outs in connection with such Permitted Acquisition);

(viii) the acquired company and its Subsidiaries shall comply with all applicable requirements set forth in Section 9.12;

(ix) on the date of and after giving effect to such Permitted Acquisition, the sum of (x) the Total Unutilized Revolving Loan Commitment and (y) the aggregate amount of all unrestricted cash and Cash Equivalents of the Borrower and the other Credit Parties will not be less than $20,000,000;

(x) the Aggregate Consideration of all Permitted Acquisitions of Persons that do not become Subsidiary Guarantors following the Effective Date in reliance on Section 10.05(xi) shall not exceed $10,000,000 (provided that for this purpose, the Borrower may allocate in good faith any Aggregate Consideration paid with respect to any such Subsidiaries); and

(xi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the Permitted Acquisition (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto.

“Permitted Holders” shall mean the Sponsor and its Affiliates, together with each of such Persons’ managements.

“Permitted Indebtedness” shall have the meaning provided in Section 10.04.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund any Indebtedness permitted pursuant to Sections 10.04(ii), 10.04(iv), and 10.04(xiv) or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of, and a maturity date later than, the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, refinancing, renewal, replacement or refunding, unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate clause of Section 10.04 or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, unless (for the avoidance of doubt) such addition of guarantors, obligors or security is otherwise expressly permitted under a separate clause of Section 10.01 or 10.04, as applicable, and (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded.

“Permitted SenDEC Payments” shall mean (i) cash payments to the Company Stockholders and the Company Optionholders (each as defined in the SenDEC Merger Agreement) in the amounts and at the times set forth in the SenDEC Merger Agreement (including, without limitation, payments required to be made pursuant to Article I and Section 5.18 of the SenDEC Merger Agreement), and (ii) cash payments to the Participants (as defined in the API Technologies, Inc. Management Bonus Plan dated as of January 21, 2011 (the “SenDEC Bonus Plan”)) in the amounts and at the times set forth in the SenDEC Bonus Plan.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA affiliate).

“Platform” shall have the meaning provided in Section 9.01.

“PPSA” shall mean the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests in the Collateral.

“PPSA Filing Collateral” shall mean Collateral a security interest in which may be perfected by filing a PPSA financing statement in the relevant PPSA filing office.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to the definition of “Permitted Acquisition”) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to the definition of “Permitted Acquisition”);

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to the definition of “Permitted Acquisition” or any Significant Asset Sale, (A) and the definition of “Applicable Margin” only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period and (B) cost savings and expenses in connection with actions taken or to be taken by the Borrower and its Subsidiaries within 12 months after the date of such Permitted Acquisition or Significant Asset Sale, based on Company’s good faith estimates of the impact of such actions; and

(iv) in the case of any Permitted Acquisition or Significant Asset Sale to be consummated prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 9.01(a) for the Fiscal Quarter ending nearest to August 31, 2011 any calculation of compliance with Section 10.08 or 10.09 required to be made on a “Pro Forma Basis” shall use the covenant levels applicable to the Test Period ended nearest to August 31, 2011 set forth in Section 10.08 or 10.09, as the case may be.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated May 12, 2011, and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Public Lender” shall have the meaning provided in Section 9.01.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to 91 days after the Term Loan Maturity Date, (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of the Borrower or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), and (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower.

“Qualifying Bid” shall have the meaning set forth in Schedule 2.14.

“Quarterly Payment Date” shall mean the last Business Day of each February, May, August and November occurring after the Initial Borrowing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03; provided that a Recovery Event shall not include any amounts so received for a single event or series of related events, if the amounts received are less than $250,000.

“Refinanced Term Loans” shall have the meaning provided in Section 13.12(d).

“Refinancing” shall mean the refinancing transactions described in Section 6.07.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Term Loans” shall have the meaning provided in Section 13.12(d).

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reply Amount” shall have the meaning set forth in Schedule 2.14.

“Reply Price” shall have the meaning set forth in Schedule 2.14.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Event” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Term Loans into a new tranche of replacement Term Loans under this Agreement) (i) having an “effective” interest rate margin or weighted average yield that is less than the applicable interest rate margin for or weighted average yield for the Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fee or “original issue discount” (being equated to interest based on a four-year to life maturity) shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, and without taking into account any fluctuations in the LIBO Rate) but excluding Indebtedness incurred in connection with a Change in Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Term Loans or (b) any effective reduction in the Applicable Margin or interest rate floor for the Term Loans (e.g., by way of amendment, waiver or otherwise). Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Term Loans. Neither the Administrative Agent nor the Borrower shall have any liability to any Person with respect to such determination absent gross negligence, bad faith or willful misconduct.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders).

“Return Bid” shall have the meaning set forth in Schedule 2.14.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Loan Commitment” shall mean, for each RL Lender, the amount set forth opposite such RL Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) increased from time to time pursuant to Section 2.15 or (z) adjusted from time to time as a result of assignments to or from such RL Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean the third anniversary of the Initial Borrowing Date.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale Leaseback” shall mean any transactions or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property.

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b).

“Scheduled Repayment” shall mean each Scheduled Term Loan Repayment.

“SEC” shall have the meaning provided in Section 9.01(a).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the U.S. Guaranty and Collateral Agreement, the Canadian Guaranty and Collateral Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and all other security documents now or hereafter delivered to the Collateral Agent granting a Lien on or control over any property of any Person for the benefit of the Secured Creditors.

“SenDEC Merger Agreement” shall mean the Agreement and Plan of Merger dated as of January 9, 2011, by and among Vintage Albany Acquisition, LLC, SenDEC Corp., South Albany Acquisition Corp., and Kenton W. Fiske as stockholder representative, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of January 19, 2011.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.

“Solvent” shall mean, with respect to the Borrower and its Subsidiaries taken as a whole that, as of the Initial Borrowing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the Initial Borrowing Date; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Representations” shall have the meaning set forth in Section 6.02.

“Sponsor” shall mean Vintage Capital Management.

“Stock Certificates” means Collateral consisting of Stock Certificates representing capital stock of the Target and its subsidiaries or the Borrower and its Subsidiaries required as Collateral pursuant to the Security Documents.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Syndication Date” shall mean the earlier of (x) the date 90 days after Effective Date and (y) that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall mean Spectrum Control, Inc., a Pennsylvania corporation.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 11.

“Term Loan Maturity Date” shall mean the fifth anniversary of the Initial Borrowing Date.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to May 31, 2011, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Leverage Ratio and the Interest Expense Coverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” or “Interest Expense Coverage Ratio”, as the case may be, contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended May 31, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $9,500,000, and (y) Consolidated Cash Interest Expense for such Fiscal Quarter shall be deemed to be $3,750,000, (ii) includes the Fiscal Quarter of the Borrower ended February 28, 2011, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $9,300,000, and (y) Consolidated Cash Interest Expense for such Fiscal Quarter shall be deemed to be $3,750,000, and (iii) includes the Fiscal Quarter of the Borrower ended November 30, 2010, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $14,000,000, and (y) Consolidated Cash Interest Expense for such Fiscal Quarter shall be deemed to be $3,750,000, and (iv) includes the Fiscal Quarter of the Borrower ended August 31, 2010, (x) Consolidated EBITDA shall be deemed to be $18,700,000, and (y) Consolidated Cash Interest Expense shall be deemed to be $3,750,000; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.

“Total Assets” shall mean the total amount of all assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as determined from the most recent balance sheet of the Borrower delivered pursuant to Section 9.01.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness of the Borrower and its Subsidiaries on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis”

contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to the definition of “Permitted Acquisition” only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the aggregate principal amount of all Revolving Loans outstanding at such time.

“Trading With the Enemy Act” shall have the meaning provided in Section 8.22.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the consummation of the Refinancing, (iii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCC Financing Collateral” shall mean Collateral a security interest in which may be perfected by filing a UCC financing statement in the relevant UCC filing office.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time.

“U.S. Credit Parties” shall mean the Borrower, the U.S. Subsidiary Guarantors and each other Credit Party that is an operating company whose primary operations are conducted in the U.S.

“U.S. GCA Collateral” shall mean all “Collateral” as defined in the U.S. Guaranty and Collateral Agreement.

“U.S. Guaranty” shall mean the guaranty of the U.S. Subsidiary Guarantors pursuant to Article II of the U.S. Guaranty and Collateral Agreement.

“U.S. Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.09.

“U.S. Subsidiary Guarantors” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is party to the U.S. Guaranty and Collateral Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the U.S. Guaranty and Collateral Agreement in accordance with the terms and provisions thereof.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Canadian Subsidiary.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP subject to Section 13.07(a), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in an aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans to the Borrower (each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i) shall be made and maintained in Dollars;

(ii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Loans or LIBOR Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans made as part of the same Borrowing shall at all times consist of Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any such Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Exposure of a RL Lender to exceed the amount of its Revolving Loan Commitment at such time or (y) the Aggregate Exposure to exceed the Total Revolving Loan Commitment at such time.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) five Borrowings of Term Loans and (y) five Borrowings of Revolving Loans.

2.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) LIBOR Loans, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders under the respective Tranche. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) at the option of the Required Lenders, Base Rate Loans may be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, respectively. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period

(c) During the continuation of an Event of Default under Section 11.01, 11.03 (with respect to Sections 10.08 and 10.09) or 11.05, each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and all overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan, and other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. (a) At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or, if available from all Lenders of such Tranche, nine or twelve month period, provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any Scheduled Term Loan Repayment Date, if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the Scheduled Term Loan Repayment made on such date.

If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

2.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Borrower (as may be agreed to at such time by and among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and/or (b) the outstanding Term Loans, the outstanding Term Loans of the respective Tranche with respect to which such Lender is being replaced) of, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (y) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01; and

(ii) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04; provided that in the case of a Defaulting Lender, such Lender shall be deemed to have consented to such assignment, notwithstanding execution of an Assignment and Assumption Agreement on such Lender’s behalf by the Administrative Agent. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or

Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.14. Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the later to occur of the Effective Date and the Syndication Date, make open market purchases or conduct reverse Dutch auctions (each, an “Auction”) in order to purchase Term Loans (such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower, in its sole discretion, following consultation with the Administrative Agent (such investment bank, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.14 and Schedule 2.14;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) after giving effect to any purchase of Term Loans pursuant to this Section 2.14, the sum of (x) the Total Unutilized Revolving Loan Commitment and (y) the aggregate amount of all unrestricted cash and Cash Equivalents of the Borrower and the other Credit Parties, shall be in excess of $20,000,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) no more than one Auction may be ongoing at any one time;

(vii) the proceeds of Revolving Loans shall not be used to purchase or acquire Term Loans;

(viii) the Borrower represents and warrants that no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction;

(ix) each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis; and

(x) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clauses (iv) and (vi).

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.14, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06.

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.14 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.14 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.14. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

(d) Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the maximum extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

2.15. Incremental RL Commitments. (a) The Borrower shall have the right, after the occurrence of the Effective Date, to request from time to time (by written notice to the Administrative Agent, who shall send a copy of such notice to each Lender) that one or more Lenders (and/or one or more other Persons, reasonably acceptable to the Administrative Agent, which will become Lenders as provided below) provide Incremental RL Commitments and, subject to the terms and conditions contained in this Agreement, make Revolving Loans pursuant thereto, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that the full amount of the respective Incremental RL Commitments may be incurred without violating the terms of any material Indebtedness of the Borrower or any of its Subsidiaries or the documentation governing any such Indebtedness and (z) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenants for the Calculation Period most recently ended prior to the Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement (determined as if the full amount of such Incremental RL Commitments had been incurred on the first day of such Calculation Period); it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment incurred pursuant to this Section 2.15, (ii) any Lender (or any other Person, reasonably acceptable to the Administrative Agent, which will qualify as an Eligible Transferee) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) the aggregate amount of Incremental RL Commitments to be incurred pursuant to this Section 2.15 at any time (for all Lenders (including any Eligible Transferee who will become a Lender)) shall not exceed $5,000,000, (iv) the up-front fees payable to each Incremental RL Lender in respect of each Incremental RL Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental RL Lender, (v) if the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental RL Commitment shall be higher in any respect than those applicable to any other Revolving Loans, the Applicable Margins for such other Revolving Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” contained herein; provided that, if the Applicable Margin for such Revolving Loans to be incurred pursuant to an Incremental RL Commitment exceeds the Applicable Margin relating to the Revolving Loans existing immediately prior to the effectiveness of the respective Incremental RL Commitment Agreement by more than 0.25%, then the Applicable Margins relating to the Term Loans shall be automatically adjusted to be equal to the Applicable Margins relating to such Revolving Loans to be incurred pursuant to an Incremental RL Commitment minus 0.25%, (vi) all Revolving Loans subsequently incurred pursuant to such Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall constitute Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under each Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under each Guaranty and (vii) all actions taken by the Borrower pursuant to this Section 2.15 shall be done in coordination with the Administrative Agent.

(b) In connection with any provision of Incremental RL Commitments pursuant to this Section 2.15, (i) the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee reasonably acceptable to the Administrative Agent (each, an “Incremental RL Lender”) which agrees to provide an Incremental RL Commitment shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement in form and substance reasonably acceptable to the Administrative Agent (each, an “Incremental RL Commitment Agreement”), with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur upon delivery of such Incremental RL Commitment Agreement to the Administrative Agent, the payment of any fees required in connection therewith (including, without limitation, any agreed upon up-front or arrangement fees) and the satisfaction of the other terms and conditions described in this Section 2.15 and in the respective Incremental RL Commitment Agreement, and (ii) the Borrower shall, in each case to the extent required by the Administrative Agent, deliver to the Administrative Agent (x) an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated the applicable Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement, covering such matters relating to the provision of the Incremental RL Commitments as may be reasonably requested by the Administrative Agent, (y) a solvency certificate from the chief financial officer of the Borrower, dated the applicable Incremental RL Commitment Date of the respective Incremental RL Commitment Agreement, substantially in the form of Exhibit G (with appropriate modifications that are reasonably acceptable to the Administrative Agent to reflect the Incremental RL Commitments and any related transactions to occur on such date) and (z) such other officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request (including such officer’s certificates, in reasonable detail (and with supporting calculations), demonstrating compliance with clauses (y) and (z) of Section 2.15(a)). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (A) the Total Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (B) Schedule 1.01(a) shall be deemed modified to reflect the revised Revolving Loan Commitments of the affected Lenders and (C) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at the Borrower’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.05.

(c) At the time of any provision of Incremental RL Commitments pursuant to this Section 2.15, the Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the RL Lenders, and incur additional Revolving Loans from certain other RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the RL Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrower being obligated to pay to the respective RL Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

SECTION 3. [Reserved].

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to  1/2 of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(c) At the time of the effectiveness of any Repricing Event that is consummated prior to the first anniversary of the Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (a) of the definition thereof, the aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (b) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

(d) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental RL Lenders such fees and other amounts, if any, as are specified in each Incremental RL Commitment Agreement, with such fees and other amounts, if any, to be payable on the respective Incremental RL Commitment Date for the applicable Incremental RL Commitments.

4.02. Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) and/or with respect to Defaulting RL Lenders, the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees (except in the case of Defaulting RL Lenders) and all other amounts (except in the case of Defaulting RL Lenders), owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.

4.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on October 1, 2011, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

(d) Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5. Prepayments; Payments; Taxes.

5.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay its Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Term Loans or Revolving Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing by the Borrower shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment of Term Loans pursuant to this Section 5.01(a) shall be applied to the Term Loans on a pro rata basis; (v) each prepayment of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Repayments of the Term Loans; provided that any voluntary prepayment of Term Loans pursuant to this Section 5.01(a) shall be applied (I) first, to reduce the first four immediately succeeding Scheduled Repayments of the Term Loans (after giving effect to all prior reductions thereto) as of the date of the respective payments pursuant to this Section 5.01(a) in direct order of maturity and (II) second, to the extent in excess thereof, as otherwise directed by the Borrower; and (vi) any prepayment of Term Loans made prior to the first anniversary date of the Effective Date in connection with a Repricing Event shall be accompanied by the payment of the fee described in Section 4.01(c).

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the Tranche after giving effect to all prior reductions thereto).

5.02. Mandatory Repayments. (a) On any day on which the Aggregate Exposure exceeds the Total Revolving Loan Commitment, the Borrower shall prepay on such day the principal of its Revolving Loans in an amount equal to such excess.

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring on August 31, 2011, the Borrower shall be required to repay that principal amount of its Term Loans, to the extent then outstanding, as is equal to  1/4 of 1% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.01 of this Agreement, and (y) on the Term Loan Maturity Date (the Term Loan Maturity Date and each Quarterly Payment Date described in preceding clause (x), each a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay in full the entire principal amount of its Term Loans then outstanding (with each such repayment pursuant to this Section 5.02(b), as the same may be reduced as provided in Section 5.01(a) or 5.02(h), a “Scheduled Term Loan Repayment”).

(c) In addition to any other mandatory repayments required pursuant to this Section 5.02, no later than the third Business Day after each date on or after the Initial Borrowing Date upon which the Borrower receives any cash proceeds from the exercise of a Cure Right, an amount equal to 100% of such Net Cash Proceeds shall be applied as a mandatory repayment of the Loans in accordance with the requirements of Sections 5.02(h) and (i).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, no later than the third Business Day after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(h) and (i).

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, no later than the third Business Day after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that such Net Sale Proceeds shall not be required to be so applied so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.13 within 12 months following the date of such Asset Sale (or if the Borrower or such Subsidiary has entered into a binding commitment to reinvest prior to the last day of such 12-month period, within 18 months of such Asset Sale), and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(e) are not so reinvested within such 12-month period or, if applicable, 18-month period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(e) without regard to the preceding proviso.

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(h) and (i); provided that, notwithstanding the foregoing, the amount of Loans required to be repaid pursuant to this Section 5.02(f) for any Excess Cash Payment Period shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments of Loans made pursuant to Section 5.01 during such Excess Cash Payment Period (or, without duplication of any amount which would reduce the amount of Loans required to be repaid pursuant to this Section 5.02(f) for the next Excess Cash Payment Period, any prepayments of Loans made pursuant to Section 5.01 following the last day of such Excess Cash Payment Period and prior to the Excess Cash Payment Date for such Excess Cash Payment Period), but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a corresponding voluntary reduction to the Total Revolving Loan Commitment.

(g) In addition to any other mandatory repayments pursuant to this Section 5.02, no later than the third Business Day after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that such Net Cash Proceeds shall not be required to be so applied so long as no Default or Event of Default then exists and such Net Cash Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.13 within 12 months following the date of the receipt of such Net Cash Proceeds (or if the Borrower or such Subsidiary has entered into a binding commitment to reinvest prior to the last day of such 12-month period, within 18 months of such Recovery Event), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so reinvested within such 12-month period or, if applicable, 18-month period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(g) without regard to the immediately preceding proviso.

(h) Each amount required to be applied pursuant to Sections 5.02(c), (d), (e), (f), and (g) in accordance with this Section 5.02(h) shall be applied to repay the outstanding principal amount of Term Loans. The amount of each principal repayment of Term Loans made as required by Sections 5.02(c), (d), (e), (f) and (g) shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then outstanding principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

(i) With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, considering the Term Loans and the Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to Section 2.11.

(j) In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

5.03. Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04. Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b) and 13.04, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, (i) any tax imposed on or measured by the net income or net profits (including franchise taxes, branch profit taxes or similar taxes measured by net income and imposed in lieu of a net income or net profits tax) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount of the payment provided for herein or in such Note. If any amounts are payable in respect of Taxes solely as a result of the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender solely as a result of the preceding sentence and in respect of any amounts paid to or on behalf of such Lender solely as a result of this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each, a “Foreign Lender”) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Foreign Lender shall, in the case of any payment made after December 31, 2012 in respect of any Loan, Note or Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by the IRS to demonstrate that the relevant Foreign Lender has complied with the applicable reporting requirements of FATCA so that such payments made to such Foreign Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FACTA. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If the Administrative Agent, any Eligible Transferee or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Eligible Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Eligible Transferee or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Eligible Transferee or such Lender in the event the Administrative Agent, such Eligible Transferee or such Lender is required to repay such refund to such Governmental Authority.

SECTION 6. Conditions Precedent to Credit Events on the Initial Borrowing Date.

The obligation of each Lender to make Loans on the Initial Borrowing Date, is subject at the time of the making of such Loans to the satisfaction of the following conditions:

6.01. Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

6.02. Representations and Warranties. Subject to the limitations set forth below, at the time of each such Credit Event on the Initial Borrowing Date and also after giving effect thereto, all representations and warranties (i) made by the Borrower, the Target and their respective Subsidiaries under Sections 8.01, 8.02 (solely with respect to the Credit Documents), 8.03(i) (solely with respect to the Credit Documents and clause (iii) of the defined term “Transaction”), 8.03(iii) (solely with respect to the Credit Documents and clause (iii) of the defined term “Transaction”), 8.05(b), 8.08(c), 8.11, 8.15 and 8.22 (collectively, the “Specified Representations”) shall be true and correct in all material respects (it being understood and agreed that (x) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), (ii) under Section 8.21 shall be true and correct and (iii) subject to Sections 6.09(b) and 6.11(b), made by the Borrower and its Subsidiaries (other than Target and its Subsidiaries) under Section 8 (other than the representations and warranties specified in clauses (i) and (ii) above) shall be true and correct in all material respects (it being understood and agreed that (x) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), provided that no representation by the Borrower and its Subsidiaries relating to any Material Adverse Effect on the Borrower and its Subsidiaries shall be required as a condition to the making of Loans on the Initial Borrowing Date.

6.03. Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit E, dated the Initial Borrowing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06 through 6.08, inclusive, and 7.01(i) have been satisfied on such date.

6.04. Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Wilson Sonsini Goodrich & Rosati, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (ii) from such local counsel, reasonably acceptable to the Administrative Agent, in each jurisdiction where a Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized (other than Maryland and Ohio), in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (iii) from WeirFoulds LLP, special Canadian counsel to the Canadian Subsidiary Guarantors, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iv) from local counsel in each state, province and territory in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Initial Borrowing Date and covering the enforceability of each Mortgage and such related matters as the Collateral Agent may reasonably request.

6.05. Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), unanimous shareholder declarations (solely with respect to Canadian Subsidiary Guarantors) or shareholder agreements (solely with respect to Canadian Subsidiary Guarantors), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

(b) On the Initial Borrowing Date, the Administrative Agent shall have received copies of all records of Company proceedings, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

6.06. Consummation of Acquisition, Financing Transactions; etc. (a) The Administrative Agent shall have received a true and correct copy of the Acquisition Agreement, duly executed by the parties thereto (together with all exhibits and schedules thereto), and which shall be in full force and effect.

(b) The Administrative Agent shall have reviewed, and be reasonably satisfied with, the final structure, terms and conditions and documentation relating to the Acquisition, including the Acquisition Agreement, and the Transaction (it being understood that the Administrative Agent is satisfied with the draft acquisition agreement dated March 27, 2011 received by the Lead Arranger at approximately 7:20 p.m. (New York Time) on March 27, 2011). The Acquisition and the Transaction shall be consummated substantially concurrently with the initial funding of the Loans in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) to the extent such waiver, amendment or consent is or would be adverse to the interests of the Lenders in any material respect, unless consented to by the Lead Arranger.

(c) Prior to giving effect to the Acquisition, the Borrower and its Subsidiaries shall have cash on hand of no less than $100,000,000.

6.07. Consummation of the Refinancing. Immediately following the consummation of the Transaction, neither Borrower nor any of its Subsidiaries shall have any indebtedness for borrowed money other than (a) Permitted Indebtedness, (b) indebtedness of the Target and its Subsidiaries permitted under the Acquisition Agreement and listed on Schedule 10.04 to the Disclosure Letter, and (c) certain other indebtedness existing on the Effective Date as listed on Schedule 10.04 to the Disclosure Letter (with the Indebtedness described in this clause (c) being herein called the “Existing Indebtedness”). The Administrative Agent shall have received satisfactory evidence of repayment of all indebtedness to be repaid on the Initial Borrowing Date and the discharge (or the making of arrangements for discharge) of all Liens other than Permitted Liens. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent in each relevant jurisdiction) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent in each relevant jurisdiction) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness to be refinanced, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries on which filings have been made, in each case, to secure the obligations under the Indebtedness to be refinanced and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, in each case, to secure the obligations under the Indebtedness to be refinanced, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.08. Adverse Change, Approvals. (a) Since November 30, 2010, there shall not have been any Effect that, individually or in the aggregate, has had or would be reasonably expected to have a Closing Date Material Adverse Effect.

(b) The Transaction shall be in compliance, in all material respects, with all applicable U.S., foreign, federal, state and local laws and regulations, and there shall be no legal bar to the consummation of the Transaction.

6.09. U.S. Guaranty and Collateral Agreement. (a) On the Initial Borrowing Date, the Borrower and each direct and indirect Wholly-Owned Domestic Subsidiary of the Borrower (other than Immaterial Subsidiaries) shall have duly authorized, executed and delivered a U.S. Guaranty and

Collateral Agreement in the form of Exhibit F-1 (as amended, modified, restated and/or supplemented from time to time, the “U.S. Guaranty and Collateral Agreement”) covering all of such Credit Party’s U.S. GCA Collateral, together with (subject to clause (b) below):

(i) the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Guaranty and Collateral Agreement in such U.S. GCA Collateral a security interest in which may be perfected by such a filing;

(ii) to the extent required by the U.S. Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the U.S. Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes, together with executed and undated allonges;

(iii) certified copies of requests for information or copies (Form UCC-11) or equivalent reports as of a recent date, listing all effective financing statements that name any U.S. Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed, together with copies of such other financing statements that name any U.S. Credit Party as debtor in any such jurisdiction (none of which shall cover any of the U.S. GCA Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) (or the authority to file the same) or such other termination statements as shall be required by local law fully executed for filing); and

(iv) evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Guaranty and Collateral Agreement as may be necessary to perfect the security interests intended to be created by the U.S. Guaranty and Collateral Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 6, to the extent any U.S. GCA Collateral is not provided (or any related required actions under Section 6.04, 6.09 or 6.11 are not taken) on the Initial Borrowing Date after the U.S. Credit Parties’ use of commercially reasonable efforts to do so or cannot be so provided or taken without undue burden or expense, the delivery of such U.S. GCA Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 9.12, except that (A) with respect to the perfection of security interests in UCC Financing Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to irrevocably authorize and to cause the applicable U.S. Credit Parties to irrevocably authorize, the Administrative Agent to file necessary UCC financing statements and (B) with respect to perfection of security interests in Stock Certificates, such U.S. Credit Party shall be obligated to use commercially reasonable efforts to deliver to the Administrative Agent Stock Certificates together with undated stock powers in blank.

6.10. Canadian Guaranty and Collateral Agreement. (a) On the Initial Borrowing Date, each direct and indirect Wholly-Owned Canadian Subsidiary of the Borrower (other than Immaterial Subsidiaries) shall have duly authorized, executed and delivered a Canadian Guaranty and Collateral Agreement in the form of Exhibit F-2 (as amended, modified, restated and/or supplemented from time to time, the “Canadian Guaranty and Collateral Agreement”) covering all of such Credit Party’s Canadian GCA Collateral, together with (subject to clause (b) below):

(i) the delivery of proper financing statements or similar notices as shall be required by local law, registered under the PPSA of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Canadian Guaranty and Collateral Agreement;

(ii) to the extent required by the Canadian Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Canadian Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes, together with executed and undated allonges;

(iii) PPSA inquiry response certificates certified by the applicable Governmental Authority and any other equivalent certificate or search report in any other province or territory, listing all effective financing statements that name any Canadian Subsidiary Guarantor, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with evidence of the discharge (by a PPSA Form 2-C or such other termination statements as shall be required by local law) of all Liens other than Permitted Liens and acknowledgments and confirmations from secured creditors of such Canadian Subsidiary Guarantor as reasonably requested by the Collateral Agent; and

(iv) evidence of the completion of all other recordings and filings of, or with respect to, the Canadian Guaranty and Collateral Agreement as may be necessary to perfect the security interests intended to be created by the Canadian Guaranty and Collateral Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 6, to the extent any Canadian GCA Collateral is not provided (or any related required actions under Section 6.04, 6.10 or 6.11 are not taken) on the Initial Borrowing Date after the Canadian Subsidiary Guarantors’ use of commercially reasonable efforts to do so or cannot be so provided or taken without undue burden or expense, the delivery of such Canadian GCA Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 9.12, except that (A) with respect to the perfection of security interests in PPSA Filing Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, necessary PPSA financing statements to the Administrative Agent or to irrevocably authorize and to cause the applicable Canadian Subsidiary Guarantors to irrevocably authorize, the Administrative Agent to file necessary PPSA financing statements and (B) with respect to perfection of security interests in Stock Certificates, such Canadian Subsidiary Guarantor shall be obligated to use commercially reasonable efforts to deliver to the Administrative Agent Stock Certificates together with undated stock powers in blank.

6.11. Mortgage; Title Insurance; Survey; Landlord Waivers; etc. (a) On the Initial Borrowing Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC fixture filings shall cover each Real Property owned by the Borrower or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 8.12 to the Disclosure Letter, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage policy relating to each Mortgage of the Mortgaged Property referred to above, issued by Chicago Title Insurance Company or another title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in preceding clause (ii), such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the Title Company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv) a survey of each Mortgaged Property sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 6.11(ii) above;

(v) to the extent obtainable on or prior to the Initial Borrowing Date, fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of the Borrower or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12 to the Disclosure Letter, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent;

(vi) to the extent requested by the Administrative Agent, copies of all leases in which the Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests in the Mortgaged Property, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(vii) a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area).

(b) Notwithstanding anything to the contrary contained in this Section 6, to the extent any Mortgage of a Mortgaged Property is not provided (or any related required actions under this Section 6.11 or Section 6.04 are not taken) on the Initial Borrowing Date after the Credit Parties’ use of its commercially reasonable efforts to do so or without undue burden or expense, the delivery of such

Mortgages (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 9.12, except that with respect to the perfection of security interests in UCC fixture filing Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, UCC fixture filings to the Administrative Agent or to irrevocably authorize and to cause the applicable Credit Parties to irrevocably authorize, the Administrative Agent to file necessary UCC fixture filings.

6.12. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d).

6.13. Solvency Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief executive officer or chief financial officer of the Borrower in the form of Exhibit G hereto; and

(ii) certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

6.14. Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due and invoiced at least two Business Days prior to such date with reasonable supporting documentation.

6.15. Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information requested by the Administrative Agent or the respective Lenders that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).

SECTION 7. Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01. No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date), and (z) notwithstanding anything herein to the contrary, this Section 7.01(ii) shall have no application to any Credit Event on the Initial Borrowing Date and shall not constitute a condition to the obligation of each Lender to make Loans on the Initial Borrowing Date).

7.02. Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case (i) after giving effect to the Transaction and (ii) subject to the qualifications in Sections 6.02 and 7.01, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

8.01. Organization; Powers. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02. Authorization; Enforceability. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the

Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor the consummation of the Transaction, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date unless otherwise permitted under this Agreement or any other Credit Document), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

8.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a)(i) (I) The audited consolidated balance sheet of the Borrower for the fiscal years ending May 31, 2009, and May 31, 2010, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the fiscal years of the Borrower ended on such dates, (II) the audited consolidated balance sheet of SenDEC Corporation (“SenDEC”) for the fiscal years ending July 31, 2009, and July 31, 2010, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of SenDEC for the fiscal years of SenDEC ended on such dates, and (III) the audited consolidated balance sheet of the Target for the fiscal years ending November 30, 2009 and November 30, 2010, and the statements of income and cash flows and changes in shareholders’ equity of the Target for the fiscal years of the Target ending on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower, SenDEC and the Target, respectively, at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are expected to be material) and the absence of footnotes.

(ii) The pro forma consolidated financial statements of the Borrower, its Subsidiaries (including SenDEC) and Target furnished to the Lenders prior to the Initial Borrowing Date, present a good faith estimate of both the pro forma consolidated financial position of the Borrower, its Subsidiaries (including SenDEC) and Target as of such date and the pro forma consolidated results of operations of the Borrower, its Subsidiaries (including SenDEC) and Target for the period covered thereby.

(b) On and as of the date of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed on such date, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and were based on reasonable assumptions at the time made, and there are no material statements or conclusions in the Projections which are based upon or include factual information known to the Borrower to be misleading in any material respect or which fail to take into account material factual information known to the Borrower regarding the matters reported therein, it being recognized and acknowledged by the Lenders, however, that projections as to future events (including the Projections) are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(e) In the case of representations and warranties made after the Initial Borrowing Date only, since November 30, 2010, but for this purpose treating the Transaction as if same had been consummated prior thereto, there has been no change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

(f) Since November 30, 2010, there has not been any Effect that individually or in the aggregate, has had a Closing Date Material Adverse Effect.

8.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) on the Initial Borrowing Date with respect to the Transaction or any Document, except as set forth in Schedule 8.06 to the Disclosure Letter or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of, or in connection with, this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower to finance the Acquisition and the Refinancing, and to pay fees and expenses incurred in connection with the Transaction.

(b) All proceeds of the Revolving Loans will be used for the working capital and general corporate purposes (including Permitted Acquisitions) of the Borrower and its Subsidiaries.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09. Tax Returns and Payments. The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries that relate to a material amount of taxes. The Returns accurately reflect in all material respects all liability for taxes of each Borrower and its Subsidiaries, as applicable, for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of each Credit Party and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to each Credit Party or any of its Subsidiaries. As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

8.10. Compliance with ERISA. (a) Schedule 8.10 to the Disclosure Letter sets forth each Plan as of the Initial Borrowing Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower or any of its Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any of its Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) To the knowledge of the Borrower or any of its Subsidiaries, no Multiemployer Plan is insolvent or in reorganization. None of the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and, if each of the Borrower, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e) The Borrower, its Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not individually or in the aggregate have a Material Adverse Effect (x) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA, (y) the Borrower, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions and no lien imposed under the Code or ERISA on the assets of the Borrower, its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan and (z) none of the Borrower, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(g) Except as would not individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities. No Foreign Pension Plan is a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

8.11. Security Documents. (a) The provisions of the U.S. Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties party thereto in the U.S. GCA Collateral described therein, and, subject to Section 6.09(b), the Collateral Agent, for the benefit of the Secured Creditors, has (or within 30 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the U.S. GCA Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. patents and (y) the Grant of Security Interest in U.S. trademarks in the respective forms attached to the U.S. Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the U.S. Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the U.S. Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the forms attached to the U.S. Guaranty and Collateral Agreement with the United States Copyright Office together with filings on Form UCC-1 made pursuant to the U.S. Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the U.S. Guaranty and Collateral Agreement.

(b) The provisions of the Canadian Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties party thereto in the Canadian GCA Collateral described therein, and, subject to Section 6.10(b), the Collateral Agent, for the benefit of the Secured Creditors, has (or within 30 days following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Canadian GCA Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in Canadian patents, (y) the Grant of Security Interest in Canadian trademarks and (z) the Grant of Security Interest in Canadian copyrights in the respective forms attached to the Canadian Guaranty and Collateral Agreement, in each case in the Canadian Intellectual Property Office, together with filings of PPSA financing statements made pursuant to the Canadian Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the Canadian trademarks, patents and trademarks covered by the Canadian Guaranty and Collateral Agreement.

(c) Upon recording with the appropriate recording office, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable mortgage lien and charge on and perfected security interest in the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest in and mortgage lien and charge created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto).

8.12. Properties. All Real Property owned by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date and the nature of the interest therein, is correctly set forth in Schedule 8.12 to the Disclosure Letter. The Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13. Subsidiaries. On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13 to the Disclosure Letter. Schedule 8.13 to the Disclosure Letter sets forth, as of the Initial Borrowing Date, the percentage ownership of the direct parent of each such Subsidiary in each class of capital stock or other Equity Interests of each of Borrower’s direct and indirect Subsidiaries. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights; provided that (i) API Nanotronics Sub, Inc. is obligated to issue Equity Interests in accordance with the Plan of Arrangement undertaken pursuant to that certain Combination Agreement dated as of May 5, 2006, among the Borrower f/k/a Rubincon Ventures Inc., API Electronics Group Corp., and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and (ii) Exchangeable Shares in the capital of API Nanotronics Sub, Inc. are exchangeable for Borrower Common Stock pursuant to (A) the Support Agreement dated November 6, 2006, between the Borrower f/k/a API Nanotronics Corp. and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc., and (B) the Voting and Exchange Trust Agreement dated November 6, 2006, among the Borrower f/k/a API Nanotronics Corp., API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc. and Equity Transfer & Trust Company.

8.14. Compliance with Statutes, etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16. Insurance. Schedule 8.16 to the Disclosure Letter sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date (other than local insurance policies maintained by Foreign Subsidiaries of Borrower that are not Canadian Subsidiary Guarantors), with the amounts insured (and any deductibles) set forth therein.

8.17. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned by the Borrower or any of its Subsidiaries; (d) neither the Borrower nor any of its Subsidiaries has agreed to assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim under any Environmental Law. This Section 8.17 sets forth the sole representations and warranties of the Borrower and its Subsidiaries with respect to environmental matters.

8.18. Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board or similar agency or entity governing labor relations of any Subsidiary, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower and its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.19. Intellectual Property, etc. Each of the Borrower and its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.20. Indebtedness. Schedule 10.04 to the Disclosure Letter sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans), in each case showing the aggregate principal amount thereof and the name of each Credit Party (or other Subsidiary of Borrower) that directly or indirectly is obligated under (or guarantees) such debt.

8.21. Representations and Warranties in Acquisition Agreement. On the Initial Borrowing Date, all representations and warranties made by the Target in the Acquisition Agreement that are material to the interests of the Lenders are true and correct, but only to the extent that the Borrower has the right (without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement (or would be permitted to decline to consummate the Acquisition) as a result of a breach of such representation and warranties in the Acquisition Agreement.

8.22. Foreign Assets Control Regulations, Etc. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order. Each Credit Party is in compliance, in all material respects, with the Patriot Act to the extent applicable. No part of the proceeds of the Loans will be used by the Credit Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Notwithstanding anything to the contrary in this Section 8.22, the provisions of this Section shall apply to the Canadian Subsidiary Guarantors only to the extent it does not violate the Foreign Extraterritorial Measures Act or any other mandatory requirement of Canadian law.

SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Information Covenants. Except as set forth in the last paragraph of this Section 9.01, the Borrower will furnish to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (except for the quarterly accounting period ending on November 30, 2011), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Borrower (including the six-month period ending November 30, 2011), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year, accompanied by an opinion of Ernst & Young or such other certified independent accounting firm reasonably acceptable to the Administrative Agent (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 30 days following the first day of each Fiscal Year of the Borrower, a budget approved by the Borrower’s board of directors (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the twelve months of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery (or deemed delivery) of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit H certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Credit Parties are in compliance with the provisions of Sections 10.07, 10.08 and 10.09, inclusive, at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (iii) certify that there have been no changes to the Schedules of the Security Documents, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) or any of its material Indebtedness pursuant to the terms of the documentation governing the same.

(h) Environmental Matters. Promptly after any Authorized Officer of the Borrower or any of its Subsidiaries obtains written notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; or

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to Section 9.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”.

9.02. Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Subject to any restrictions imposed by the DSS or any other Governmental Authority, the Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that, so long as no Event of Default has occurred and is continuing, the Administrative and Lenders shall collectively be entitled to conduct only one such visit, inspection, examination, audit, check, test, appraisal or similar verifications or discussions during any 12-month period.

(b) If requested by the Administrative Agent or the Required Lenders, at a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each Fiscal Year of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year of the Borrower.

9.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule 8.16 to the Disclosure Letter to be maintained (with the same scope of coverage as that described in Schedule 8.16 to the Disclosure Letter) at levels which are consistent with their practices immediately before the Initial Borrowing Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c) The Borrower will, and will cause each of the other Credit Parties to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Credit Parties) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured).

(d) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04. Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to or required in respect of the conduct of its business or operations or by the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries is not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials in violation of Environmental Laws that require removal or remedial action and the potential cost of any such removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall and hereby do grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property, and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the expense of the Borrower.

9.07. ERISA. The Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so request);

(a) promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

(b) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiaries of the Borrower, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

(c) promptly, and in any event within 30 days, after becoming aware that there has been (i) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to the Borrower since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ii) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in a material liability to the Borrower or any Subsidiary or (iii) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Borrower; and

(d) If, at any time after the Initial Borrowing Date, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 8.10 to the Disclosure Letter, then the Borrower shall deliver to the Agent an updated Schedule 8.10 to the Disclosure Letter as soon as practicable, and in any event within 30 days after the Borrower, such Subsidiary of the Borrower or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

9.08. End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Subsidiaries’ fiscal years to end on May 31 for the 2011 calendar year; provided that, as of December 1, 2011, the succeeding fiscal years of the Borrower and each of its Subsidiaries shall end on November 30, and (ii) its and each of its Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.

9.09. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12. Additional Security; Further Assurances; etc. (a) Subject to Section 13.17, the Borrower shall cause, and will cause each of the other Credit Parties to cause, (i) each of its Wholly-Owned Domestic Subsidiaries (other than Immaterial Subsidiaries) formed or acquired (or which first becomes such a Wholly-Owned Domestic Subsidiary or ceases to be an Immaterial Subsidiary) after the Initial Borrowing Date to become a Credit Party (and a party to the U.S. Guaranty and Collateral Agreement by executing a supplement thereto in form reasonably satisfactory to the Administrative Agent) and to execute and deliver all other appropriate Security Documents, in each case, within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Domestic Subsidiary or ceases to be an Immaterial Subsidiary and (ii) each of each of its Wholly-Owned Canadian Subsidiaries (other than Immaterial Subsidiaries) formed or acquired (or which first becomes such a Wholly-Owned Canadian Subsidiary or ceases to be an Immaterial Subsidiary) after the Initial Borrowing Date to become a Credit Party (and a party to the Canadian Guaranty and Collateral Agreement by executing a supplement thereto in form reasonably satisfactory to the Administrative Agent) and to execute and deliver all other appropriate Security Documents, in each case, within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Canadian Subsidiary or ceases to be an Immaterial Subsidiary. Upon execution and delivery of the supplement to the U.S. Guaranty and Collateral Agreement or the Canadian Guaranty and Collateral Agreement, as applicable, each such Person (i) shall become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Credit Party which constitutes Collateral as set forth in, and in accordance with, the Security Documents. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b) Subject to Section 13.17, the Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). Subject to Section 13.17, all such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations or Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens, except, in each case, for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security

Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 9.12(b) shall not apply to (and the Borrower and its Subsidiaries shall not be required to grant a Mortgage in) any owned Real Property the fair market value of which is less than $1,000,000, (ii) 2144 Franklin Drive NE, Palm Bay, FL, and (iii) 8031 & 8061 Avonia Road, Fairview, PA.

(c) Subject to Section 13.17, the Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(d) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e) To the extent any action which would otherwise have been required to be taken pursuant to Sections 6.09, 6.10 and 6.11 hereof have not been taken on or prior to the Initial Borrowing Date as permitted thereby, then the Borrower shall cause all such actions to be taken as promptly as practicable after the Initial Borrowing Date, provided that in any event such actions shall be required to be completed within (x) 45 days after the Initial Borrowing Date in the case of actions otherwise required under Section 6.09(a) and 6.10(a), and (y) 90 days after the Initial Borrowing Date in the case of actions required to be taken pursuant to Section 6.11(a), in each case as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent.

(f) The Borrower agrees that each action required by clauses (b) through (d) of this Section 9.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such date may be extended at the sole discretion of the Administration Agent); provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents, waivers or other agreements or documents from third parties with respect to the matters referred to in this Section 9.12.

(g) Notwithstanding anything to the contrary contained in this Section 9.12, within thirty (30) days of the Initial Borrowing Date, the Borrower shall cause the applicable Credit Party to make a claim under its title policy number NCS-139588 RE from First American Title Company to resolve the “cloud on title” described in exception 18 of the Mortgage Policy for the Mortgaged Property located in Philadelphia, Pennsylvania. Borrower shall use commercially reasonably efforts thereafter to cause First American Title Company to resolve such issue as soon as commercially practicable, and upon such resolution shall provide to the Collateral Agent an endorsement to the applicable Mortgage Policy or a new Mortgage Policy removing exceptions 18 and 19 of the existing Mortgage Policy.

9.13. Interest Rate Protection. No later than 120 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements in form and substance reasonably satisfactory to the Administrative Agent, having a term of at least two years, establishing a fixed or maximum interest rate per annum for an aggregate notional principal amount equal to at least 50% of the aggregate principal amount of all Term Loans then outstanding.

9.14. Ratings. The Borrower shall use its commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of each Tranche of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of each Tranche of the Loans, in each case from S&P (it being understood and agreed that (x) “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process and (y) for the avoidance of doubt, the Borrower shall have no obligation to maintain or endeavor to maintain, whether through the use of its commercially reasonable efforts or otherwise, any specific rating from either Moody’s or S&P).

SECTION 10. Negative Covenants.

Each of the Borrower and its Subsidiaries hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, workmen’s, suppliers’ and mechanics’ liens and other similar Liens arising in the ordinary course of business (A) for amounts not yet overdue by more than 30 days or (B) for amounts that are overdue by more than 30 days and which (x) do not in the aggregate materially detract from the value of the property or assets of the Borrower and its Subsidiaries taken as a whole or materially impair the use of such property or assets in the operation of the business of the Borrower or its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing or staying the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 10.01 to the Disclosure Letter, plus renewals, replacements and extensions of such Liens incurred to secure Permitted Refinancing Indebtedness;

(iv) Liens created by or pursuant to this Agreement and the Security Documents;

(v)(x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(vi) Liens securing Indebtedness permitted pursuant to Section 10.04(iv) and Permitted Refinancing Indebtedness; provided that (A) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (B) that individual financings of equipment or machinery provided by one lender may be cross collateralized to other financings of equipment or machinery provided by such lender;

(vii) [RESERVED];

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC or PPSA financing statement filings regarding operating leases or consignments entered into in the ordinary course of business or any other UCC financing statement filing under Section 9-505 of the UCC;

(x) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $2,500,000;

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment plus renewals, replacements and extensions of such Liens incurred to secure Permitted Refinancing Indebtedness; provided that (x) any Indebtedness that is secured by such Liens constitutes Permitted Acquired Debt or Permitted Refinancing Indebtedness and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other property or assets of the Borrower or any of its Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ or brokers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents or Investments on deposit in one or more accounts maintained by Borrower or any of its Subsidiaries (including Liens in favor of a banking institution arising as a matter of law encumbering deposits), in each case granted in the ordinary course of business in favor of the bank(s) or broker(s) with which such accounts are maintained, securing amounts owing to such bank(s) or broker(s) with respect to cash management and operating account arrangements and investment accounts;

(xviii) Liens on assets of Foreign Subsidiaries (other than Canadian Subsidiary Guarantors) of the Borrower securing Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 10.04;

(xix) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04;

(xx) Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition;

(xxi) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any Real Property;

(xxii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(xxiii) Assignments of the right to receive income effected as part of the sale of a Subsidiary or a business unit that is otherwise permitted pursuant to Section 10.02; and

(xxiv) additional Liens of the Borrower or any Subsidiary not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $2,500,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv) and (xxiii) of this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02. Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or permit any Person to merge, amalgamate or consolidate with it, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales or other dispositions of inventory in the ordinary course of business), or enter into any Sale Leaseback, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person that constitutes a line of business, except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete, surplus or worn-out property or assets in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05;

(iv) the Borrower and its Subsidiaries may sell or otherwise dispose of assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale or other disposition is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 80% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(f) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold or otherwise disposed of pursuant to this clause (iv) shall not exceed $10,000,000 in any Fiscal Year of the Borrower (for this purpose, using the fair market value of any non-cash consideration);

(v) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, notes or accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise adversely affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii) the Borrower or any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x) any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi) Permitted Acquisitions may be consummated and any Subsidiary of the Borrower may merge with or into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that in the case of a merger involving a Subsidiary Guarantor, the continuing or surviving Person shall be a Subsidiary Guarantor;

(xii) the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at fair market value;

(xiii) the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xiv) each of the Borrower and its Subsidiaries may grant easements, rights of way and similar rights in Real Property and may convey Real Property to governmental entities in connection with a condemnation or deed in lieu thereof;

(xv) the Borrower and its Subsidiaries may sell or dispose of Equity Interests of any Subsidiary of Borrower in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(xvi) the Borrower or any Subsidiary of Borrower may abandon registered intellectual property which, in the reasonable good faith determination of the Borrower or such Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of the Borrower or such Subsidiary;

(xvii) the Borrower or any Subsidiary of Borrower may dispose of any asset subject to a Recovery Event (without regard to the proviso in the definition thereof); provided that the Net Cash Proceeds received by the Borrower or such Subsidiary shall be applied as (and to the extent) required by Section 5.02(g);

(xviii) the Borrower or any of its Subsidiaries may convert from a corporation to a limited liability company, or vice versa, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries so long as following such conversion, the Borrower and its Subsidiaries have complied with the requirements of Section 9.12, if applicable;

(xix) the Borrower or any of its Subsidiaries may dispose of fixed or capital assets to the extent that (A) such assets are exchanged for credit against the purchase price of other replacement fixed or capital assets or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of replacement fixed or capital assets;

(xx) the Borrower or any of its Subsidiaries may dispose of the Real Property located at (A) 102 Ford Street, Building 5A, Ogdensburg, New York 11669, (B) 2144 Franklin Drive NE, Palm Bay, FL; (C) 8031 & 8061 Avonia Road, Fairview, PA, (D) Unit A, Brunel Court, Waterwells Business Park, Quedgeley, Gloucester, GL2 2AL United Kingdom and (E) 328 State Street, St. Mary’s, PA; provided that the consideration received by the Borrower or such Subsidiary for each such disposition consists of at least 80% cash and is paid at the time of the closing of such sale;

(xxi) the Borrower or any of its Subsidiaries may enter into Sale Leasebacks; provided that such Sale Leasebacks shall not in the aggregate exceed $10,000,000 at any time;

(xxii) the Borrower or any of its Subsidiaries may make the Permitted SenDEC Payments;

(xxiii) dispositions to the extent constituting a Permitted Lien or Dividend permitted under Section 10.03(iii); and

(xxiv) the Borrower or any of its Subsidiaries may dispose of Cryptek Holdco UK Limited and/or any of its Subsidiaries or all or any part of the businesses or assets of such Persons, in a single transaction or series of transactions, so long as the consideration received therefor is at least equal to the fair market value thereof (as determined by Borrower in its reasonable discretion).

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

10.03. Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(iii) the Borrower may pay Dividends not otherwise permitted hereto in an aggregate amount not to exceed $2,500,000 at any time or $1,000,000 in any Fiscal Year to (A) purchase, redeem, retire or otherwise acquire Equity Interests, or options or other equity or phantom equity in respect of Equity Interests, of the Borrower or any Subsidiary of the Borrower from present or former directors, officers, employees or consultants of the Borrower or such Subsidiary upon the death, disability, retirement, severance or termination of employment or engagement of such director, officer, employee or consultant, and (B) make aggregate payments in respect of any other purchases or repurchases of the Equity Interests of the Borrower or any Subsidiary of the Borrower; provided that, in each case, no Default or Event of Default then exists or would result therefrom.

10.04. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (Indebtedness described below is herein referred to as “Permitted Indebtedness”), except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 10.04 to the Disclosure Letter (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower and its Subsidiaries under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness, including purchase money obligations (including obligations in respect of Mortgages, industrial revenue bonds, industrial development bonds, and similar financings) (A) in respect of Capitalized Lease Obligations or (B) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and any modifications, extensions, renewals, refundings, replacements, refinancings and extensions of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (x) in the case of clause (B) above, such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness permitted by this Section 10.04(iv) shall not exceed $10,000,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(vii);

(vi) Indebtedness consisting of unsecured guaranties (A) by the Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (B) by Subsidiaries which are not Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (C) by Subsidiaries which are not Credit Parties of Credit Parties’ Indebtedness and lease and other contractual obligations permitted under this Agreement, and (D) by the Credit Parties of Indebtedness and lease and other contractual obligations permitted under this Agreement of any Subsidiary that is not a Credit Party, provided that such obligations with respect to this clause (D) shall not exceed $2,500,000 outstanding in principal amount at any time;

(vii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any one time outstanding;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, customs bonds, completion guarantees, workers’ compensation claims or like instruments in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default or in connection with any Lien that is permitted pursuant to Section 10.01(xii);

(x) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xi) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(xii) Indebtedness comprising deferred compensation, severance, pension, health and retirement benefits or the equivalent thereof to current and former employees of the Borrower and its Subsidiaries;

(xiii) Indebtedness owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability, or other employee benefits or property, casualty or liability insurance provided by such Person to the Borrower or any Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;

(xiv) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, or cash management services, in each case, incurred in the ordinary course of business;

(xv) Indebtedness in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with one or more Permitted Acquisitions;

(xvi) Permitted SenDEC Payments;

(xvii) Indebtedness in respect of netting services, overdraft protection and other similar services or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(xviii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xix) unsecured Indebtedness of the Credit Parties incurred in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that such Indebtedness (A) is not subject to any mandatory repayment prior to the date occurring twelve months following the latest Maturity Date and (B) will be subordinated to the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent;

(xx) Indebtedness incurred in connection with a Sale Leaseback permitted under Sections 10.02(xx) and (xxi); and

(xxi) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 10.01.

10.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivable or notes receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary and any prepayments and other credits to suppliers or vendors made in the ordinary course of business;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05 to the Disclosure Letter, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the workout, bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and the other Credit Parties may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(vii)(I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) any Credit Party may make intercompany loans and advances to any Subsidiary which is not a Credit Party, (III) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party and (IV) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any other Subsidiary that is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (I) through (IV), collectively, the “Intercompany Loans”), provided, that (u) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding subclause (II) of this clause (vii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 10.05(viii) (for this purpose, taking the fair market value of any property (other than cash) so contributed at the time of such contribution), exceed $2,500,000 (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and is continuing, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the U.S. Guaranty and Collateral Agreement and/or Canadian Guaranty and Collateral Agreement, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (vii) shall cease to be permitted by this clause (vii) if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;

(viii)(I) any Credit Party may make Investments in any other Credit Party and may capitalize or forgive any Indebtedness owed to it by such other Credit Party, (II) any Credit Party may make Investments in any Subsidiary which is not a Credit Party and may capitalize or forgive any Indebtedness outstanding under clause (vii) of this Section 10.05 that is owed to such Credit Party by any Subsidiary which is not a Credit Party, and (III) any Subsidiary which is not a Credit Party may make Investments in any other Subsidiary that is not a Credit Party and may capitalize or forgive any Indebtedness owed to it by such other Subsidiary which is not a Credit Party; provided that (w) the aggregate amount of Investments, capitalizations and forgiveness on and after the Initial Borrowing Date made pursuant to preceding subclause (II) (for this purpose, taking the fair market value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Subsidiaries which are not Credit Parties pursuant to subclause (II) of Section 10.05(vii) (determined (A) without regard to any write-downs or write-offs thereof and (B) net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to $2,500,000, (x) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and is continuing, (y) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (z) any Investment made in or to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted hereunder if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be, unless all such Investments are transferred to a Person other than the Borrower or any Subsidiary of the Borrower in a transaction permitted under Section 10.02;

(ix) the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(x) Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xi) Permitted Acquisitions shall be permitted in accordance with the terms of this Agreement (including, for the avoidance of doubt, the formation of any Subsidiary in connection with such Permitted Acquisitions and the capitalization of such Subsidiary whether by capital contribution or intercompany loans);

(xii) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale or other disposition permitted by Section 10.02(iv);

(xiii) the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;

(xiv) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(xv) Investments acquired in connection with Permitted Acquisitions so long as such Investments have not been acquired in contemplation of such Permitted Acquisitions, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof;

(xvi) earnest money deposits in connection with Permitted Acquisitions or any other acquisition of property or assets not otherwise prohibited by this Agreement or the other Loan Documents;

(xvii) the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xviii) the Borrower may acquire and hold obligations of one or more officers or other employees of Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisitions of Borrower’s Equity Interests, so long as no cash is actually advanced by Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations; and

(xix) in addition to Investments permitted by clauses (i) through (xviii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $5,000,000.

10.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(v) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to any Credit Party; and

(vi) any transaction between or among the Borrower and any of its Subsidiaries or between or among any of the Subsidiaries.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (v) of this Section 10.06.

10.07. Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to make any Capital Expenditures, except that during any Fiscal Year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any Fiscal Year of the Borrower set forth below the amount set forth opposite such Fiscal Year below:

Fiscal Year Ending	Amount
November 30, 2011	$8,000,000
November 30, 2012	$8,000,000
November 30, 2013	$8,000,000
November 30, 2014	$8,000,000
November 30, 2015	$8,000,000
November 30, 2016	$8,000,000
November 30, 2017	$8,000,000
November 30, 2018	$8,000,000

(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any Fiscal Year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that (x) no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any Fiscal Year of the Borrower thereafter and (y) no amounts carried forward into a subsequent Fiscal Year may be used until all Capital Expenditures permitted pursuant to clause (a) above for such subsequent Fiscal Year are first used in full.

(c) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within 12 months following the date of such Asset Sale (or if the Borrower or such Subsidiary has entered into a binding commitment to reinvest prior to the last day of such 12-month period, within 18 months of such Asset Sale), but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 5.02(e).

(d) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.13 within 12 months following the date of the receipt of such Net Cash Proceeds (or if the Borrower or such Subsidiary has entered into a binding commitment to reinvest prior to the last day of such 12-month period, within 18 months of such Recovery Event), but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 5.02(g).

(e) In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of the definition of “Permitted Acquisitions”.

10.08. Interest Coverage Ratio. As of the last day of the Fiscal Quarter ending on each date set forth below, the Borrower will not permit the Interest Expense Coverage Ratio for the Test Period ending on such date to be less than the ratio set forth opposite such Fiscal Quarter below:

Fiscal Quarter Ending	Ratio
August 31, 2011	2.50:1.00
November 30, 2011	3.00:1.00
February 29, 2012	3.50:1.00
May 31, 2012 and each Fiscal Quarter ending thereafter	4.00:1.00

10.09. Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ending	Ratio
August 31, 2011	5.00:1.00
November 30, 2011	4.50:1.00
February 29, 2012	4.00:1.00
May 31, 2012	3.75:1.00
August 31, 2012	3.50:1.00
November 30, 2012	3.25:1.00
February 28, 2013	3.00:1.00
May 31, 2013	3.00:1.00
August 31, 2013	2.75:1.00
November 30, 2013	2.75:1.00
February 28, 2014 and each Fiscal Quarter ending thereafter	2.50:1.00

10.10. Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(a) amend, modify, change or waive any term or provision of any Acquisition Document unless such amendment, modification, change or waiver could not reasonably be expected to be materially adverse to the interests of the Lenders or the same is approved in advance by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned); and

(b) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), unanimous shareholder declarations (solely with respect to Canadian Subsidiary Guarantors) or shareholder agreements (solely with respect to Canadian Subsidiary Guarantors), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (b) could not reasonably be expected to be materially adverse to the interests of the Lenders; provided that, for the avoidance of doubt, each of the Borrower and its Subsidiaries may issue capital stock or other Equity Interests to the extent permitted under Section 10.12 (and, in connection therewith, may amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), unanimous shareholder declarations (solely with respect to Canadian Subsidiary Guarantors) or shareholder agreements (solely with respect to Canadian Subsidiary Guarantors), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests).

10.11. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset and customary restrictions contained in purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) to the extent in effect pending the consummation of such transaction, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01; (vii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (viii) restrictions applicable to any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with the terms of this Agreement; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (ix) customary restrictions contained in any agreement governing Indebtedness that is otherwise permitted pursuant to Section 10.04, provided that such restrictions are not materially more burdensome, from the perspective of the Borrower and its Subsidiaries, than those contained in this Agreement; and (x) customary net worth provisions or other financial maintenance provisions contained in Real Property leases entered into by the Borrower or any Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions or other financial maintenance provisions could not reasonably be expected to impair the ability of the Credit Parties to meet their ongoing obligations under the Credit Documents.

10.12. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries (other than Wholly-Owned Subsidiaries) to, issue (i) any Preferred Equity (other than Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be. Notwithstanding anything herein to the contrary, API Nanotronics Sub, Inc. may issue Equity Interests in accordance with the Plan of Arrangement undertaken pursuant to that certain Combination Agreement dated as of May 5, 2006, by and among the Borrower f/k/a Rubincon Ventures Inc., API Electronics Group Corp., and API Nanotronics Sub, Inc. f/k/a RVI Sub, Inc.

(b) The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement and (v) Non-Wholly Owned Subsidiaries may issue Equity Interests.

10.13. Business; etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

10.14. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.14(b)), provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) subject to Section 13.17, the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement, the U.S. Guaranty and Collateral Agreement and the Canadian Guaranty and Collateral Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent (provided that in no event shall stock representing more than 65% of the total combined voting power of each class of capital stock or other Equity Interests of any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary be required to be pledged), (iii) each such new Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary executes a counterpart of the U.S. Guaranty and Collateral Agreement pursuant to the terms of Section 9.12, and (iv) each such new Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b) In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 10.05, provided that, subject to Section 13.17, all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the U.S. Guaranty and Collateral Agreement or the Canadian Guaranty and Collateral Agreement (provided that in no event shall stock representing more than 65% of the total combined voting power of each class of capital stock or other Equity Interests of any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary be required to be pledged).

10.15. Negative Pledges. The Borrower will not, and will not permit any of its Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, except that this Section 10.15 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or exist on the date hereof;

(ii) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(iii) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(iv) restrictions imposed by law;

(v) customary restrictions and conditions contained in (A) agreements relating to any sale of assets or Equity Interests and (B) purchase agreements, acquisition agreements (including by way of merger, acquisition or consolidation) to the extent in effect pending the consummation of such transaction, in each case, pending such transaction, provided such restrictions and conditions apply only to the Person or property subject to such transaction;

(vi) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.04 but solely to the extent any negative pledge relates to the property financed by such Indebtedness;

(vii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.04, provided that any such negative pledge or restriction shall not restrict in any way the ability of the Borrower or any Subsidiary to grant any Lien on its assets in favor of the Lenders;

(viii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(ix) any restrictions on Liens imposed by any amendments, modifications, restatements or renewals of the agreements, contracts or instruments referred to in clauses (i) through (vii) above, provided that such amendments, modifications, restatements or renewals, taken as a whole, are not more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

10.16. Registered Pension Plans. Neither the Borrower nor any of its Subsidiaries shall establish or commence contributing to a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01. Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03. Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (with respect to the Borrower’s existence), 9.08, 9.11 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which such default shall first become known to any officer of the Borrower or any other Credit Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04. Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000, and provided further that this Section 11.04 shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or other disposition of the property or assets securing such Indebtedness; or

11.05. Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 45 days, or is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, administrator, monitor, trustee or similar official, is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including any Canadian Insolvency Law) whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06. ERISA.

(a) one or more ERISA Events shall have occurred, or

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

11.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.07, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien, except to the extent that any lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), equals or exceeds $1,500,000; or

11.08. Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

11.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000;

11.10. Invalidity of Credit Documents. Subject to the $1,500,000 materiality threshold in Section 11.07, any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 10.02) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Credit Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full of the Obligations and termination of the Total Commitments), or purports in writing to revoke or rescind any Credit Document; or

11.11. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty; and (v) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

11.12. Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Sections 11.01 through 11.11, inclusive, in the event of any Event of Default under any covenant set forth in Section 10.08 or Section 10.09, until the expiration of the twentieth (20th) day after the date on which the compliance certificate is required to be delivered pursuant to Section 9.01(e) with respect to the applicable Fiscal Quarter hereunder, the Borrower shall have the right (the “Cure Right”) to receive capital contributions and the Borrower may apply the amount of the Net Cash Proceeds received thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter, including each subsequent Test Period that includes such Fiscal Quarter, (such quarter, a “Cure Quarter”) and if, after giving effect to such increase in Consolidated EBITDA, the Borrower shall then be in compliance with the requirements of Sections 10.08 and 10.09, the Borrower shall be deemed to have satisfied the requirements set forth therein as of the relevant Test Period with the same effect as though there had been no failure to comply therewith as such date, and the applicable breach or default that had occurred shall be deemed cured for purposes of this Agreement; provided that (x) such Net Cash Proceeds (i) are actually received by the Borrower no later than twenty (20) days after the date on which financial statements are required to be delivered with respect to such Cure Quarter hereunder, and (ii) do not exceed the aggregate amount necessary to cause the Borrower to be in compliance with Sections 10.08 or 10.09, as the case may be, for the applicable period (but, for such purpose, not taking into account any repayment of Indebtedness in connection therewith required pursuant to Section 5.02(c)) and (y)(i) in each four Fiscal Quarter period, there shall be a period of at least two Fiscal Quarters in respect of which no Cure Right shall be exercised and (ii) the Borrower shall not exercise more than four Cure Rights during the term of this Agreement. The parties hereby acknowledge that this Section 11.12 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 10.08 or Section 10.09 and shall not result in any adjustment to Consolidated EBITDA other than for purposes of compliance with Section 10.08 or 10.09, as applicable.

SECTION 12. The Administrative Agent.

12.01. Appointment. The Lenders hereby irrevocably designate and appoint MSSF as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include MSSF in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatary for the Agents under this Agreement or under any of the Credit Documents, each Lender (for itself and for all other Secured Creditors that are Affiliates of such Lender) and each Agent hereby (i) irrevocably appoints and constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary), the Collateral Agent as the holder of an irrevocable power of attorney (in such capacity, the “fondé de pouvoir”) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of entering and holding on their behalf, and for their benefit, any Liens, including hypothecs (“Hypothecs”), granted or to be granted by any Credit Party on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Credit Party under any bond issued by any Credit Party and exercising such powers and duties which are conferred upon the Collateral Agent in its capacity as fondé de pouvoir under any of the Hypothecs; and (ii) appoints (and confirms the appointment of) and agrees that the Collateral Agent, acting as agent for the applicable Secured Creditors, may act as the custodian, registered holder and mandatary (in such capacity, the “Custodian”) with respect to any bond that may be issued and pledged from time to time for the benefit of the applicable Secured Creditors. Each applicable Secured Creditor shall be entitled to the benefits of any charged property covered by any of the Hypothecs and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms thereof.

The said constitution of the Collateral Agent as fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) and as Custodian with respect to any bond that may be issued and pledged by any Credit Party from time to time for the benefit of the applicable Secured Creditors shall be deemed to have been ratified and confirmed by any assignee (for itself and any Affiliates of such assignee) by the execution of an Assignment and Assumption Agreement.

Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), each of the Administrative Agent and the Collateral Agent may purchase, acquire and be the holder of any bond issued by any Credit Party. Each of the Credit Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

The Collateral Agent herein appointed as fondé de pouvoir and as Custodian shall have the same rights, powers and immunities as the Agents as stipulated in this Section 12 of the Credit Agreement, which shall apply mutatis mutandis. Without limiting the effect of the preceding provisions of this clause, the provisions of Section 12.09 shall apply mutatis mutandis to the resignation and appointment of a successor to the Collateral Agent acting as fondé de pouvoir and as Custodian.

12.02. Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, except as set forth in Section 6.06(b); it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders”, “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08. Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01. Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and invoiced out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of one counsel for the Administrative Agent, one counsel in each relevant local jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of one counsel (and one counsel in each relevant local jurisdiction and one regulatory counsel) for the Administrative Agent and the Lenders, such counsel to be selected by the Administrative Agent); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder), or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final decision), (ii) to the extent resulting from a material breach by such Indemnified Person of its obligations or (iii) incurred in connection with disputes among any such Indemnified Persons, except for claims involving the Lead Arranger or any agent in its capacity as such). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final decision).

13.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier or other electronic cable communication) and mailed, telecopied or electronically transmitted or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(b); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, e-mailed or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier or sent by telecopier or electronic transmission, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER, AND ANY OF THEIR RESPECTIVE AFFILIATES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Lead Arranger or any of their respective Affiliates have any liability to any Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final judgment to have resulted from the gross negligence or willful misconduct of such Person; provided, however, that in no event shall the Administrative Agent, the Lead Arranger or any of their respective Affiliates have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any attempted assignment or transfer without such consent shall be null and void) and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this subclause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists and the Syndication Date has theretofore occurred, the Borrower, shall be required in connection with any such assignment pursuant to this clause (y) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor) and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is a Foreign Lender, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) The Borrower shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Section 2.14, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the respective Lender to the Borrower. No such assignment will be effective until recorded by the Administrative Agent (in a manner consistent with the following sentence) on the Register pursuant to Section 13.15. All Loans purchased pursuant to Section 2.14 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder. To the extent of any assignment to the Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(d) Term Loans may be purchased by and assigned to the Affiliates of the Borrower (other than Subsidiaries of the Borrower); provided that:

(i) notwithstanding anything to the contrary in the definition of “Required Lenders” or in Section 13.12, such Affiliates that are holders of any Loans acquired pursuant to this Section 13.04 shall not be entitled to vote such Loans in any vote (other than with respect to any “all Lenders” or “all Lenders directly affected thereby” vote (x) to increase the Commitment of such Affiliate or (y) that has a disproportionate effect on the Loans held by such Affiliate relative to the Loans held by Lenders that are not Affiliates of the Borrower (other than Subsidiaries of the Borrower)) pursuant to the terms of this Agreement or any other Credit Document;

(ii) Loans owned or held by such Affiliates shall not, in the aggregate for all such Persons, exceed 10% of the aggregate amount of Term Loans;

(iii) none of such Affiliates shall (x) be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information or (y) receive advice of counsel to the Lenders or challenge their attorney-client privilege; and

(iv) Such Affiliate and such Lender shall acknowledge and agree that in connection with such purchase, (1) such Affiliate may have, and later may come into possession of Excluded Information, (2) such Lender has independently, without reliance on such Affiliate, the Borrower, Subsidiaries of the Borrower, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such purchase notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of such Affiliate, the Borrower, Subsidiaries of the Borrower, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender shall waive and release, to the extent permitted by law, any claims such Lender may have against such Affiliate, the Borrower, Subsidiaries of the Borrower, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(f) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Lenders); provided that, (i)(w) except as otherwise specifically provided herein, all computations of Excess Cash Flow (including the Applicable Excess Cash Flow Percentage) and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with the definition of “Permitted Acquisitions” and Sections 10.07 through 10.09, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a) for the Fiscal Year ended May 31, 2010, (x) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (y) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis, and (z) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) in the event that the Borrower or the Required Lenders requests such an amendment, the Borrower, the Administrative Agent and the Required Lenders shall negotiate in good faith to promptly prepare and execute such proposed amendment.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

(c) For purposes of the Interest Act (Canada), (i) whenever any interest, Commitment Commission or other Fee under this Agreement or any other Credit Document is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Credit Document, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR THE CANADIAN GUARANTY AND COLLATERAL AGREEMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY

IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the U.S. Guaranty and Canadian Guaranty, as the case may be, and the relevant Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)(y) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Loan or Note, (y) or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of (x) the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (y) the guarantees under the U.S. Guaranty and the Canadian Guaranty, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (vi) amend, modify or waive any provision of Section 13.06, except in connection with an amendment that provides for (x) a prepayment of Loans by the Borrower (offered ratably to all Lenders with Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders and (y) the amendment and extension of the final maturity of a Tranche of Loans hereunder pursuant to terms and procedures approved by the Required Lenders and those Lenders that have agreed to extend the final maturity of their respective Loans; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.02(i) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or (6) reduce the amount of, or extend the date of, any Scheduled Repayment without the consent of the Majority Lenders holding Term Loans.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below and/or in connection with a Defaulting RL Lender, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s or Defaulting RL Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent, if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (the “Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(f) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrower, the Administrative Agent and each Incremental RL Lender may, in accordance with the provisions of Section 2.15, enter into an Incremental RL Commitment Agreement, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental RL Lender of such Incremental RL Commitment Agreement such Incremental RL Commitment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

13.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, and the stated interest thereon, and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. The Administrative Agent shall allow the Lenders to inspect the Register at any time upon reasonable notice. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 (but excluding any such losses, claims, damages and liabilities to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final decision or (ii) to the extent resulting from a material breach by Administrative Agent of its obligations).

13.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such Information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owned by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, certain promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof and Canada and any Province thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, solely to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party and solely to the extent that a security interest in such promissory notes, capital stock and other Equity Interests can be created or perfected under the laws of said jurisdictions). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, the Administrative Agent and the Lenders hereby acknowledge and agree that, (i) as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents, and (ii) following the Initial Borrowing Date, no actions shall be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged. For the avoidance of doubt, the Administrative Agent and the Lenders further acknowledge and agree that no security or pledge agreements or other documents shall be required to create, preserve or perfect any security interest in the Collateral under the laws of any jurisdiction other than the United States and Canada or any State or Province thereof. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law not required to be taken in accordance with the provisions of this Section 13.17.

13.18. Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

13.19. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.20. Integration. This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.21. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

API TECHNOLOGIES CORP.

By:	/s/ Andrew M. Laurence
Name: Andrew M. Laurence Title: Vice President – Finance, Chief Accounting Officer and Secretary

Address:
API Technologies Corp. 4705 S. Apopka Vineland Road Orlando, Florida 32819 Attention: Andrew Laurence Facsimile No.: (208) 728-8007

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Nicholas Romig
Name: Nicholas Romig Title: Vice President

MORGAN STANLEY BANK, N.A., as Lender for the Revolver

By:	/s/ Nicholas Romig
Name: Nicholas Romig Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender for the Term Loan

By:	/s/ Nicholas Romig
Name: Nicholas Romig Title: Vice President

SCHEDULE 1.01 (a)

COMMITMENTS

Lender	Term Loan Commitment	Revolving Loan Commitment
Morgan Stanley Bank, N.A.	$0	$15,000,000

Morgan Stanley Senior Funding, Inc.	$200,000,000	$0

TOTAL:	$200,000,000	$15,000,000

SCHEDULE 1.01 (b)

LENDER ADDRESSES

LENDERS:	ADDRESSES:

Morgan Stanley Senior Funding, Inc.	1585 Broadway New York, NY 10036

Morgan Stanley Bank, N.A.	One Utah Center, 201 South Main Street, 5th Floor Salt Lake City, Utah 84111

SCHEDULE 2.14

REVERSE DUTCH AUCTION PROCEDURES

REVERSE DUTCH AUCTION REPURCHASES

This Schedule 2.14 is intended to summarize certain basic terms of the reverse Dutch auction repurchases pursuant to and in accordance with the terms and conditions of Section 2.14 of the Credit Agreement, of which this Schedule 2.14 is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person” makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Schedule 2.14 have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Borrower would be willing to purchase Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

Schedule 2.14

(b) Reply Procedures. In connection with any Auction, each Lender of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Borrower will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d) Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

Schedule 2.14

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.14). The Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Borrower:

(i)	The conditions set forth in Section 2.14(a) of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Borrower must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to an Auction.

(ii)	The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty that is qualified by materiality or reference to Material Adverse Effect, which shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 8.05(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 9.01 of the Credit Agreement.

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Borrower has failed to meet a condition set forth in Section 2.14(a) of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Borrower required by the terms and

Schedule 2.14

conditions of Section 2.14(a) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.14 of the Credit Agreement or this Schedule 2.14. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.14 of the Credit Agreement or this Schedule 2.14. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule 2.14 shall not require the Borrower to initiate any Auction.

EXHIBIT A-1 TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[Date]

Morgan Stanley Senior Funding, Inc., as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

1585 Broadway

New York, New York 10036

Attention: [            ]

Ladies and Gentlemen:

The undersigned, API TECHNOLOGIES CORP. (the “Borrower”), refers to the Credit Agreement, dated as of June 1, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, lenders from time to time party thereto (each, a “Lender” and collectively, the “Various Lenders”) and you, as Administrative Agent, Lead Arranger and Sole Book-Runner for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is              ,         .1

(ii) The aggregate principal amount of the Proposed Borrowing is $        .

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Term Loans][Revolving Loans].

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans][LIBOR Loans].

[1]

Shall be a Business Day at least one Business Day in the case of Base Rate Loans and at least three Business Days in the case of LIBOR Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

Exhibit A-1

[(v) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months] [[, or, if available, [nine] [twelve] months and, if such Interest Period is unavailable [specify alternative desired]]2].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) [the conditions set forth in Section 6.02 of the Credit Agreement have been satisfied]3[the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date]4; and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

API TECHNOLOGIES CORP.

By:
Name:
Title:

[2]	To be included for a Proposed Borrowing of LIBOR Loans.
[3]	To be included for a Proposed Borrowing on the Initial Borrowing Date.
[4]	To be included for a Proposed Borrowing after the initial Borrowing Date.

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

1585 Broadway

New York, New York 10036

Attention: [            ]

Ladies and Gentlemen:

The undersigned, API Technologies Corp. (the “Borrower”), refers to the Credit Agreement, dated as of June 1, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby give you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Term Loans][[Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [Term Loans] [Revolving Loans] originally made on             , 20     (the “Outstanding Borrowing”) in the principal amount of $         and currently maintained as a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on              ,         ].

(ii) The Business Day of the Proposed [Conversion] [Continuation] is              ,         .1

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of LIBOR Loans with an Interest Period of             ] converted into a Borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of             ].2

[1]

Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

[2]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

Exhibit A-2

[The Borrower hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].]3

[3]

In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan or in the case of a continuation of a LIBOR Loan.

Exhibit A-2

Very truly yours,

API TECHNOLOGIES CORP.

By:
Name:
Title:

EXHIBIT B-1

FORM OF TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, API TECHNOLOGIES CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at [                    ] on the Term Loan Maturity Date (as defined in the Agreement) the principal sum of          DOLLARS ($        ) or, if less, the unpaid principal amount of all Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement, dated as of June 1, 2011, among the Borrower, the lenders from time to time party thereto (including the Lender), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, and Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES.

Exhibit B-1

API TECHNOLOGIES CORP.

By:
Name:
Title:

EXHIBIT B-2

FORM OF REVOLVING NOTE

$	New York, New York
,

FOR VALUE RECEIVED, API TECHNOLOGIES CORP., a Delaware corporation (the “Borrower”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at [                    ] on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of          DOLLARS ($        ) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of June 1, 2011, among the Borrower, the lenders from time to time party thereto (including the Lender), and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES.

Exhibit B-2

API TECHNOLOGIES CORP.

By:
Name:
Title:

EXHIBIT C

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of [                    ,             ], among API Technologies Corp., the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     ,

EXHIBIT E

FORM OF OFFICERS’ CERTIFICATE

[Date]

I, the undersigned, [Chairman/Vice-Chairman/President/Vice-President] of [Name of Credit Party], a [corporation] organized and existing under the laws of the State of [            ] (the “Company”), [which corporation constitutes the general partner of             , a              [general] [limited] partnership (the “Partnership”),] [which corporation constitutes the managing member of             , a              limited liability company (the “Limited Liability Company”),] do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company[, as the general partner of the Partnership] [, as the managing member of the Limited Liability Company], that:

1. This Certificate is furnished pursuant to the Credit Agreement, dated as of June, 1 2011, among [the Company,]1 [API Technologies Corp.], the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. The persons named in Exhibit A are duly elected and qualified officers of the Company, holding the respective offices in Exhibit A set forth opposite their names, and the signatures on Exhibit A set forth opposite their names are their genuine signatures.

3. Attached hereto as Exhibit B is a certified copy of the [Certificate of Incorporation of the Company] [Certificate of Partnership of the Partnership] [Certificate of Formation of the Limited Liability Company], as filed in the Office of the Secretary of State of the State of              on              ,         , together with all amendments thereto adopted through the date hereof.

4. Attached hereto as Exhibit C is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof] [true and correct copy of the [Partnership Agreement of the Partnership] [Limited Liability Company Agreement of the Limited Liability Company], together with all amendments thereto adopted through the date hereof].

5. Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted on              ,          [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit D, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company[, as the general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] is a party.

[1]	Include if Company is the Borrower.

Exhibit E

6. There is no pending proceeding for the dissolution or liquidation of [the Company] [and/or the [Partnership][Limited Liability Company]] or, to the knowledge of the undersigned, threatening its existence.

[7. Attached hereto as Exhibit E are true and correct copies of the Acquisition Documents required to be delivered pursuant to Section 6.06(a) of the Credit Agreement.]2

[8. On the date hereof, all of the conditions set forth in Sections [6.02, 6.06 through 6.08, inclusive, and 7.01(i)] of the Credit Agreement have been satisfied (other than such conditions that are expressly subject to the satisfaction of the Administrative Agent and/or the Required Lenders).]3

4

[2]	To be included only in the Certificate delivered on behalf of the Borrower.
[3]	To be included only in the Certificate delivered on behalf of the Borrower.
[4]	This is covered in Borrower’s certification that all of the conditions set forth in Section 7.01(i) have been satisfied.

Exhibit E

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit E

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company[, as general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] that:

1. [Name of Person making above certifications] is the duly elected and qualified [Chairman/Vice-Chairman/President/Vice-President] of the Company and the signature above is [his] [her] genuine signature.

2. The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5, [and] 6[, 7 and 8]5 above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

[5]	These apply to the Borrower only.

EXHIBIT A

Name[6]	Office	Signature

[6]

Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company[, as general partner of the Partnership] [, as the managing member of the Limited Liability Company], including the officer who will sign the certification at the end of this Certificate or related documentation.

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

            , 2011

This Solvency Certificate is being executed and delivered pursuant to Section 6.13(i) of that certain Credit Agreement dated as of June 1, 2011, among API Technologies Corp., the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [                    ], the [Chief Financial Officer][Chief Executive Officer] of API Technologies Corp., a Delaware corporation (the “Borrower”), in such capacity and not in any individual capacity, hereby certify that I am the [Chief Financial Officer][Chief Executive Officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole) and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as [Chief Financial Officer][Chief Executive Officer] of the Borrower, and not in any individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

API TECHNOLOGIES CORP.

By:
Name:	[ ]
Title:	[Chief Financial Officer][Chief Executive Officer]

2

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

[                    ], 2011

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of that certain Credit Agreement, dated as of June 1, 2011, among API Technologies Corp. (the “Company”), the Lenders party thereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting chief financial officer of the Company.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Company and not in any individual capacity. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default[, except for             ].

4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

5. Attached hereto as ANNEX 3 is a list in reasonable detail of the changes to Schedules 3.03, 4.02(b), 4.02(c), 4.02(d), 4.02(e), 4.02(f), 4.02(g), 4.02(j), 4.06(a) or 4.06(b) to the Disclosure Letter since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to Section 9.01(e) of the Credit Agreement. The Borrower and the other Credit Parties have taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

*        *        *

Exhibit I

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

API TECHNOLOGIES CORP.

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

The information described herein is as of                 ,         1 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Initial Borrowing Date] June 1, 2011 to the Computation Date (the “Relevant Period”).

I.	Financial Covenants		Amount

	A.	Capital Expenditures (Section 10.07)

		a. 10.07(a)	[$ ][2]

	B.	Interest Coverage Ratio (Section 10.08)

a. Consolidated EBITDA[3] for the Test Period
(as defined in the Credit Agreement) ended
		on the Computation Date	$

b. Consolidated Cash Interest Expense[4] for the
		Test Period ended on the Computation Date	$

		c. Ratio of line a to line b	:1.00

		d. Level required pursuant to Section 10.08	:1.00

	C.	Total Leverage Ratio (Section 10.09)

a. Consolidated Indebtedness[5] on a Pro Forma
		Basis as at the Computation Date	$

b. Consolidated EBITDA[6] on a Pro Forma
		for the Test Period ended on the Computation Date	$

		c. Ratio of line a to line b	:1.00

		f. Level required pursuant to Section 10.09	:1.00

[1]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
[2]	To be completed only if the Compliance Certificate is as of the end of a fiscal year.
[3]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Interest Expense Coverage Ratio.
[4]	Attached hereto in reasonable detail the calculations required to arrive at Consolidated Interest Expense.
[5]	Attach hereto in reasonable detail the calculations required to arrive at Indebtedness.
[6]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Total Leverage Ratio.

ANNEX 2

[II. Excess Cash Flow

The amount of Excess Cash Flow for the Relevant Period was $         and the amount of the payment required pursuant to Section 5.02(f) of the Credit Agreement for the respective Excess Cash Payment Period is $        .7

[7]

Include only for Compliance Certificates delivered with annual financial statements required by Section 9.01(b) of the Credit Agreement. Also attach hereto in reasonable detail are the calculations required to establish Excess Cash Flow and the amount of the related mandatory repayment.

ANNEX 3

[U.S. Guaranty and Collateral Agreement schedule updates to be attached]

EXHIBIT I

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1. Assignor:

2. Assignee:	][2]

[1][3]. Credit Agreement:	Credit Agreement, dated as of June 1, 2011, among API Technologies Corp. (the “Borrower”), the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Lead Arranger and Sole Book-Runner.

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit I

[2. Assigned Interest:3

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit I

[4. Assigned Interest:5

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[ ] Term Loans[6]	$	$
Revolving Loan Commitment/ Revolving Loans	$	$

Effective Date         ,     ,         .

Assignor[s] Information		Assignee[s] Information
Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][7]

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[6]	Insert rows for additional Tranches of Term Loans as needed.

Exhibit I

By:		By:
	Name:		Name:
	Title:		Title:

[7]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit I

[Consented to and]8 Accepted:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[API TECHNOLOGIES CORP.]

By:
Name:
Title:][9]

[8]

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[9]

Insert only if (i) no Event of Default or Default under Section 11.01 or 11.05 of the Credit Agreement is then in existence, (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement and (iii) assignment is not being made within [four weeks] of the Initial Borrowing Date and as part of the primary syndication of the Loans and Commitments. Consent of the Borrower shall not be unreasonably withheld or delayed.

ANNEX I

TO

EXHIBIT J

[NAME OF BORROWER]

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Syndication Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Syndication Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Annex I

to Exhibit J

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*        *        *

EXHIBIT J

FORM OF INTERCOMPANY NOTE

[This Note, and the obligations of each of the parties identified on Schedule I hereto (each, a “Payor”), hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety. Annex A shall not be amended, modified or supplemented without the written consent of the Required Lenders (as defined in the Credit Agreement referred to below) (or, after the Credit Agreement has been terminated, the Other Creditors (as defined in Annex A) holding a majority of the outstanding other Senior Indebtedness (as defined therein in such Annex A))]1

New York, New York

             ,

FOR VALUE RECEIVED, each of the Parties identified on Schedule I hereto (each, a “Payor”) hereby promises to pay at such time as may be agreed to from time to time to the order of each party identified on Schedule II hereto, or its assigns (each, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a particular Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to a particular Payor.

Each Payor also promises to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and a Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to any Payor or (y) any exercise of remedies (including the termination of the Total Commitment) pursuant to Section 11 of the Credit Agreement referred to below, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in the Credit Agreement, dated as of June 1, 2011 among API Technologies Corp., the lenders from time to time party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc. as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is subject to the terms thereof[, and shall be pledged by each Payee pursuant to the

[1]

EACH PROMISSORY NOTE EVIDENCING AN INTERCOMPANY LOAN INCURRED BY ANY CREDIT PARTY OWING TO ANY SUBSIDIARY OF THE BORROWER THAT IS NOT A CREDIT PARTY THAT IS PERMITTED BY THE CREDIT AGREEMENT SHALL HAVE INCLUDED ON ITS FACE THIS BRACKETED LEGEND AND SHALL HAVE “ANNEX A TO NOTE” ATTACHED THERETO AND MADE A PART THEREOF.

Exhibit J

[U.S.][Canadian] Guaranty and Collateral Agreement (as defined in the Credit Agreement). Each Payor hereby acknowledges and agrees that the Collateral Agent (as defined in the [U.S.][Canadian] Guaranty and Collateral Agreement) may, pursuant to the [U.S.][Canadian] Guaranty and Collateral Agreement, as in effect from time to time, exercise all rights provided therein with respect to this Note].2

Each Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[2]	INSERT IN EACH INTERCOMPANY NOTE UNDER WHICH THE PAYEE IS A CREDIT PARTY (AS DEFINED IN THE CREDIT AGREEMENT).

Exhibit J

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

API TECHNOLOGIES CORP.

By:
Name:
Title:

API ELECTRONICS GROUP CORP.
API NANOTRONICS SUB, INC.
API NANOTRONICS HOLDINGS CORP.
EMCON 2007 HOLDCO INC.
EMCON EMANATION CONTROL LTD.
FILTRAN LIMITED
API CRYPTEK INC.
API DEFENSE, INC.
API DEFENSE USA, INC.
API SYSTEMS, INC.
CRYPTEK USA CORP.
EMCON USA, INC.
NATIONAL HYBRID, INC.
SENDEC CORP.
API ELECTRONICS, INC.
API NANOFABRICATION AND RESEARCH CORPORATION
CRYPTEK HOLDCO UK LIMITED
FILTRAN, INC.
KEYTRONICS, INC.
PACE TECHNOLOGY, INC.
SECURE SYSTEMS & TECHNOLOGIES, LTD.
SECURE COMPUTER SYSTEMS LTD.
SECURE SYSTEMS PRODUCTION LIMITED
TM SYSTEMS II, INC.

By:
Name:
Title:

Exhibit J

SPECTRUM CONTROL, INC.
SPECTRUM SENSORS AND CONTROLS, INC.
SPECTRUM MICROWAVE, INC.
SPECTRUM CONTROL TECHNOLOGY, INC.
SPECTRUM ENGINEERING INTERNATIONAL, INC.
SPECTRUM CONTROL, INC.
SPECTRUM SEI MICROWAVE, INC.
SPECTRUM FSY MICRWAVE, INC.
SPECTRUM SENSORS AND CONTROLS, INC
SPECTRUM SENSORS AND CONTROLS, INC.
SPECTRUM CONTROL GMBH
SPECTRUM CONTROL DE MEXICO
SPECTRUM CONTROL (HONG KONG) LIMITED
SPECTRUM CONTROL ELECTRONICS (DONGGUAN) CO. LTD

By:
Name:
Title:

Exhibit J

Pay to the order of

[API TECHNOLOGIES CORP.

By:
Name:
Title:

API CRYPTEK INC.
API DEFENSE, INC.
API DEFENSE USA, INC.
API SYSTEMS, INC.
NATIONAL HYBRID, INC.
SENDEC CORP.

By:
Name:
Title:

SPECTRUM CONTROL, INC.

SPECTRUM SENSORS AND CONTROLS, INC.

SPECTRUM MICROWAVE, INC.

SPECTRUM CONTROL TECHNOLOGY, INC.

SPECTRUM CONTROL, INC.

SPECTRUM SEI MICROWAVE, INC.

SPECTRUM FSY MICRWAVE, INC.

SPECTRUM SENSORS AND CONTROLS, INC

SPECTRUM SENSORS AND CONTROLS, INC.

By:
Name:
Title:][3]

[3]	USE FOR U.S. CREDIT PARTIES PAYEES INTERCOMPANY NOTE.

Exhibit J

[API NANOTRONICS HOLDINGS CORP.

API NANOTRONICS SUB, INC.

API ELECTRONICS GROUP CORP.

EMCON 2007 HOLDCO INC.

EMCON EMANATION CONTROL LTD.

FILTRAN LIMITED

By:
Name:
Title:][4]

[4]	USE FOR CANADIAN CREDIT PARTY PAYEES INTERCOMPANY NOTE.

Exhibit J

[

CRYPTEK USA CORP.

EMCON USA, INC.

API ELECTRONICS, INC.

API NANOFABRICATION AND RESEARCH CORPORATION

CRYPTEK HOLDCO UK LIMITED

FILTRAN, INC.

KEYTRONICS, INC.

PACE TECHNOLOGY, INC.

SECURE SYSTEMS & TECHNOLOGIES, LTD.

SECURE COMPUTER SYSTEMS LTD.

SECURE SYSTEMS PRODUCTION LIMITED

TM SYSTEMS II, INC.

By:
Name:
Title:

SPECTRUM ENGINEERING INTERNATIONAL, INC.

SPECTRUM CONTROL GMBH

SPECTRUM CONTROL DE MEXICO

SPECTRUM CONTROL (HONG KONG) LIMITED

SPECTRUM CONTROL ELECTRONICS (DONGGUAN) CO. LTD

By:
Name:
Title:][5]

[5]	USE FOR NON-CREDIT PARTY PAYEES INTERCOMPANY NOTE.

ANNEX A

TO

INTERCOMPANY NOTE

Section 1.01. Subordination of Liabilities. Each of the parties identified on Schedule I to the Promissory Note (the “Note”) to which this Annex A is attached (each such party, a “Payor”), for itself, its successors and assigns, covenants and agrees, and each holder of the Note by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

Section 1.02. Payors Not to Make Payments with Respect to Note in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in Section 1.07 of this Annex A) due and owing in respect thereof shall first be paid in full in cash before any payment of any kind or character (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness. No Payor may, directly or indirectly (and no Person or other entity on behalf of any such Payor may), make any payment of Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash, property or securities until all Senior Indebtedness has been paid in full in cash if any Default or Event of Default (each as defined below) is then in existence or would result therefrom. Each holder of the Note hereby agrees that, so long as any Default or Event of Default in respect of any Senior Indebtedness exists, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note. Notwithstanding anything in this Annex A to the contrary, so long as no Event of Default then exists, any Payor may make payments on Subordinated Indebtedness and any holder of the Note may receive such payments for its own account. As used herein, the terms “Default” and “Event of Default” shall mean any Default or Event of Default, respectively, under and as defined in, the relevant documentation governing any Senior Indebtedness.

(b) In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, any payment shall be made on account of the Subordinated Indebtedness at a time when payment is not permitted by the terms of the Note or by said subsection (a), such payment shall be held by the holders of the Note, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after

Annex A

giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give the holders of the Note prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.

Section 1.03. Note Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of the Payor. Upon any distribution of assets of any Payor upon any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency, arrangement or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holders of the Note are entitled to receive any payment of any kind or character on account of Subordinated Indebtedness;

(b) any payment or distribution of assets of such Payor of any kind or character, whether in cash, property or securities, to which any holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver-manager, monitor or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(c) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of such Payor of any kind or character, whether in cash, property or securities, shall be received by any holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

If any holder of the Note does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introductory paragraph of this Section 1.03 prior to 45 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of such holder of the Note.

Annex A

Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give prompt written notice to the holders of the Note of any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).

Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, each holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of any particular Payor applicable to the Senior Indebtedness (to the extent of any payments or distributions which otherwise would have been made to such holder of the Note, but instead are made to the holders of the Senior Indebtedness pursuant to this Annex A) until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of any Payor or by or on behalf of any holder of the Note by virtue of this Annex A which otherwise would have been made to such holder of the Note shall, as between such Payor, its creditors other than the holders of Senior Indebtedness, and such holder of the Note, be deemed to be payment by such Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holders of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section 1.05. Obligations of the Payor Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between any Payor and any holder of the Note, the obligation of such Payor, which is absolute and unconditional, to pay to such holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Note and creditors of such Payor, other than the holders of the Senior Indebtedness, nor shall anything herein or therein, except as expressly provided herein, prevent the holders of the Note from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of such Payor received upon the exercise of any such remedy. Upon any distribution of assets of any Payor referred to in this Annex A, each holder of the Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to such holder of the Note, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of such Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.

Annex A

Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of Any Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Payor or by any act or failure to act by any such holder, or by any noncompliance by any Payor with the terms and provisions of the Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holders of the Note with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holders of the Note.

Section 1.07. Definitions. As used in this Annex, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Credit Agreement, dated as of [—], 2011, among API Technologies Corp., the lenders from time to time party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc. as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented, restructured and/or refinanced from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreements.

“Credit Documents” shall have the meaning provided in the Credit Agreement.

“Credit Party” shall have the meaning provided in the Credit Agreement.

“Interest Rate Protection Agreement” shall have the meaning provided in the Credit Agreement.

“Obligations” shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations (including any guaranty of the foregoing) payable under the documentation governing any indebtedness (including, without limitation, all interest after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Other Creditors” shall mean the Other Creditors (as defined in each of the U.S. Guaranty and Collateral Agreement and the Canadian Guaranty and Collateral Agreement, each as defined in the Credit Agreement).

“Other Hedging Agreements” shall have the meaning provided in the Credit Agreement.

“Required Lenders” shall have the meaning provided in the Credit Agreement.

Annex A

“Senior Indebtedness” shall mean all Obligations of (i) the Borrower and/or any other Credit Party under the Credit Agreement and the other Credit Documents and any renewal, extension, or restatement thereof, or any refinancing or refunding thereof with the Lenders party thereto and (ii) the Borrower and/or any other Credit Party in respect of all Interest Rate Protection Agreements and Other Hedging Agreements with Other Creditors.

“Subsidiaries” shall have the meaning provided in the Credit Agreement.

Section 1.08. Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person or entity is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

Schedule 1

SCHEDULE 1

PAYORS

API TECHNOLOGIES CORP.

API ELECTRONICS GROUP CORP.

API NANOTRONICS SUB, INC.

API NANOTRONICS HOLDINGS CORP.

EMCON 2007 HOLDCO INC.

EMCON EMANATION CONTROL LTD.

FILTRAN LIMITED

API CRYPTEK INC.

API DEFENSE, INC.

API DEFENSE USA, INC.

API SYSTEMS, INC.

CRYPTEK USA CORP.

NATIONAL HYBRID, INC.

SENDEC CORP.

API ELECTRONICS, INC.

API NANOFABRICATION AND RESEARCH CORPORATION

CRYPTEK HOLDCO UK LIMITED

FILTRAN, INC.

KEYTRONICS, INC.

PACE TECHNOLOGY, INC.

SECURE SYSTEMS & TECHNOLOGIES, LTD.

SECURE COMPUTER SYSTEMS LTD.

SECURE SYSTEMS PRODUCTION LIMITED

SPECTRUM CONTROL, INC.

SPECTRUM SENSORS AND CONTROLS, INC.

SPECTRUM MICROWAVE, INC.

SPECTRUM CONTROL TECHNOLOGY, INC.

SPECTRUM ENGINEERING INTERNATIONAL, INC.

SPECTRUM CONTROL, INC.

SPECTRUM SEI MICROWAVE, INC.

SPECTRUM FSY MICROWAVE, INC.

SPECTRUM SENSORS AND CONTROLS, INC.

SPECTRUM SENSORS AND CONTROLS, INC.

SPECTRUM CONTROL GMBH

SPECTRUM CONTROL DE MEXICO

SPECTRUM CONTROL (HONG KONG) LIMITED

SPECTRUM CONTROL ELECTRONICS (DONGGUAN) CO. LTD.

Schedule 2

SCHEDULE 2

PAYEES

[API TECHNOLOGIES CORP.

API CRYPTEK INC.

API DEFENSE, INC.

API DEFENSE USA, INC.

API SYSTEMS, INC.

NATIONAL HYBRID, INC.

SENDEC CORP.

SPECTRUM CONTROL, INC.

SPECTRUM SENSORS AND CONTROLS, INC.

SPECTRUM MICROWAVE, INC.

SPECTRUM CONTROL TECHNOLOGY, INC.

SPECTRUM CONTROL, INC.

SPECTRUM SEI MICROWAVE, INC.

SPECTRUM FSY MICRWAVE, INC.

SPECTRUM SENSORS AND CONTROLS, INC

SPECTRUM SENSORS AND CONTROLS, INC.]6

[API NANOTRONICS HOLDINGS CORP.

API NANOTRONICS SUB, INC.

API ELECTRONICS GROUP CORP.

EMCON 2007 HOLDCO INC.

EMCON EMANATION CONTROL LTD.

FILTRAN LIMITED]7

[

CRYPTEK USA CORP.

EMCON USA, INC.

API ELECTRONICS, INC.

API NANOFABRICATION AND RESEARCH CORPORATION

CRYPTEK HOLDCO UK LIMITED

FILTRAN, INC.

KEYTRONICS, INC.

PACE TECHNOLOGY, INC.

SECURE SYSTEMS & TECHNOLOGIES, LTD.

SECURE COMPUTER SYSTEMS LTD.

[6]	USE FOR U.S. CREDIT PARTIES PAYEES INTERCOMPANY NOTE.
[7]	USE FOR CANADIAN CREDIT PARTY PAYEES INTERCOMPANY NOTE.

Schedule 2

SECURE SYSTEMS PRODUCTION LIMITED

TM SYSTEMS II, INC.

SPECTRUM ENGINEERING INTERNATIONAL, INC.

SPECTRUM CONTROL GMBH

SPECTRUM CONTROL DE MEXICO

SPECTRUM CONTROL (HONG KONG) LIMITED

SPECTRUM CONTROL ELECTRONICS (DONGGUAN) CO. LTD]8

[8]	USE FOR NON-CREDIT PARTY PAYEES INTERCOMPANY NOTE.